Exhibit 10.4

TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

OREXO AB

and

GALENA BIOPHARMA, INC.

March 15, 2013

i

Exhibits

Exhibit A	-	Transfer Agreement
Exhibit 1.01(ii)	-	Seller’s Knowledge Individuals
Exhibit 2.01(a)(i)(A)	-	Transferred Marks
Exhibit 2.01(a)(i)(B)	-	Transferred Copyrights
Exhibit 2.01(a)(ii)	-	Transferred Contracts
Exhibit 3.01(b)(ii)	-	Form of Bill of Sale
Exhibit 3.01(b)(iii)	-	Form of Assignment and Assumption Agreement
Exhibit 3.01(b)(iv)	-	Form of Trademark Assignment Agreement
Exhibit 3.01(b)(v)	-	Form of License Agreement

Schedules

Schedule 5.02(a)	-	Third Party Consents
Schedule 5.02(b)	-	Governmental or Regulatory Approvals
Schedule 5.03	-	Acquired Assets
Schedule 5.05	-	Intellectual Property
Schedule 5.06	-	Transferred Contracts
Schedule 5.07	-	Litigation

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 15, 2013, is made by and between Orexo AB, a public limited company organized and existing under the laws of Sweden (“Seller”), and Galena Biopharma, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in ARTICLE I of this Agreement.

W I T N E S S E T H:

WHEREAS, Seller is the owner of certain patents and know-how relating to its proprietary product for pain treatment marketed as Abstral™ in the United States that contains fentanyl as its sole active ingredient and is approved under the Product NDA, including all dosage strengths thereof (the “Product”);

WHEREAS, Seller is a party to that certain Termination and Asset Transfer Agreement for Abstral in the United States of America by and between Seller and Strakan International SARL (“Strakan”) dated as of June 1, 2012 (the “Termination Agreement”), as amended on November 1, 2012, and attached hereto as Exhibit A (the “First Amendment,” and together with the Termination Agreement, the “Transfer Agreement”);

WHEREAS, pursuant to the terms of the Transfer Agreement Strakan is obligated to transfer and license to Seller certain assets relating to the Product (collectively, the “Strakan Assets”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase from Seller, certain assets of Seller (including the Transfer Agreement) relating exclusively to the Product in the Territory, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with such sale, the Parties desire to enter into the License Agreement (as defined below) whereby certain intellectual property rights of Seller related to the Product will be licensed to Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

(a) For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Acquisition” means the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and for the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, Strakan is not, and shall not be considered an “Affiliate” of Seller for any purpose pursuant to this Agreement or any Ancillary Agreement.

“Ancillary Agreement” means individually and collectively, each of the Confidentiality Agreement and the Other Acquisition Documents (as and when executed and delivered).

“Average Field Force” means, for any month or calendar quarter, the simple average number of Field Personnel in the Field Force each day of such month or calendar quarter, as applicable, which shall be the quotient determined by dividing (i) the sum of the number of Field Personnel in the Field Force on each day of such month or calendar quarter by (ii) the number of days in such month or calendar quarter, as applicable.

“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

“Closing Consideration” means ten million dollars ($10,000,000).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Product” means any fast-acting formulation of fentanyl with fentanyl as its sole active ingredient.

“Confidentiality Agreement” means that certain letter agreement, dated October 25, 2012, between Seller and Purchaser.

“Confidential Information” means all information provided by one Party to the other Party in connection with this Agreement, including know-how, scientific information, pre-clinical and clinical data, adverse event information, formulas, methods and processes, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property which is not publicly available and is owned or controlled by a Party.

“Contracts” means all leases, subleases, indentures, licenses, agreements, contracts, commitments and all other legally binding arrangements, whether written or oral.

“Deferred Consideration” means five million dollars ($5,000,000).

“Detail” means an interactive face-to-face visit by Field Personnel with a medical professional having prescribing authority or who is able to influence prescribing and purchasing decisions, including pharmacists, pharmacy benefits managers, contracting agents, and payors within the target audience, during which approved uses, safety, effectiveness, contraindications, side effects, warnings and/or other relevant characteristics of a pharmaceutical product are discussed in an effort to increase prescribing preferences and purchases of a pharmaceutical product for its approved uses. “Detailing” means the act of performing Details.

“Dollars” and “$” mean lawful money of the United States of America.

“FDA” means the United States Food and Drug Administration.

“Field Personnel” means full-time employees of Purchaser and independent contractors engaged by Purchaser on a [***] basis who (x) are [***]; (y) spend [***] of their time as a [***]; and (z) [***].

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any country, federal, state, county, city or other political subdivision, foreign or domestic, including without limitation the FDA and any other governmental instrumentality with responsibility for granting any licenses, registrations or regulatory approvals.

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements or orders having the effect of law of any Governmental or Regulatory Authority.

“Liabilities” means any and all assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, commitments, reimbursements, costs and expenses of any kind or nature, actual, contingent, present or future.

“Licensed Intellectual Property” has the meaning defined in the License Agreement.

“Liens” means liens, claims, encumbrances, security interests, options or charges.

“Material Adverse Effect” means any event that has a material, adverse effect on the manufacture, distribution, marketing or sale by or on behalf of the Purchaser of the Product in the Territory as contemplated by this Agreement and the Ancillary Agreements, but excluding the events or effects of: (i) changes to the pharmaceutical industry and markets in which Purchaser or Seller operate, to the extent such changes do not have a disproportionately adverse effect on the Intended Use of the Product in the Territory; (ii) changes in the United States or world financial markets in general; (iii) changes arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Product or the Intended

Use of the Product in the Territory; (v) any matter of which Purchaser is aware on the date hereof; or (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“NDA” means a New Drug Application or supplemental New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act.

“Net Sales” means, for any period, the aggregate of the gross amounts invoiced or otherwise billed, charged or received by a Selling Person for the arms’ length sale or other commercial disposition to non-Affiliates of such Selling Person of a Product, less the following deductions to the extent specifically related to the Product and actually allowed, incurred or paid during such period: (i) reasonable cash discounts, returns, allowances, rebates, or chargebacks; (ii) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale (but excluding income or net profit taxes or franchise taxes of any kind); and (iii) amounts allowed or credited on returns, provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with GAAP during the applicable calculation period throughout the Selling Person’s organization. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Product and other products or services of a Selling Person, such that the Product does not bear a disproportionate portion of such deductions. Any disposal of the Product at no charge for, or use without charge in, clinical or preclinical trials (but excluding post-approval clinical trials for which compensation is received by the Selling Person), given as free samples, or distributed at no charge to patients unable to purchase the same shall not be included in Net Sales, in each case, except to the extent that a Selling Person has received any consideration for such Product.

For sake of clarity and avoidance of doubt, the transfer of Product by a Selling Person or one of its Affiliates to another Affiliate of such Selling Person or to a sublicensee of such Selling Person for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Net Sales deductions allowed under this definition.

In the case of any sale of a Product for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be calculated based on the fair market value of the non-cash consideration received in connection with such sale and based on the full list price for non-arm’s length transactions. If a Product is sold together with another product and not separately invoiced or billed, the Parties shall agree upon the appropriate allocation of the amount received in consideration for the Product, which allocation shall reflect the fair market value of the Product and the other product.

“Other Acquisition Documents” means (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, (iii) the License Agreement, and (iv) the Trademark Assignment Agreement.

“Permitted Liens” means all (i) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business and Liens for Taxes and other governmental charges which are not yet due and payable; (ii) Liens in favor of Purchaser or its Affiliates; and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the value or continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.

“Product NDA” means NDA No. 22-510 relating to the Product in the Territory.

“Product Patents” means each of (i) the United States Patent Number 6,761,910, (ii) United States Patent Number 6,759,059, and (iii) United States Patent Number 7,910,132, including any divisions, continuations, reissues and reexaminations thereof in the Territory.

“Seller Liability Cap” means an amount equal to $[*******].

“Seller’s Knowledge” means the actual knowledge, without investigation, of any of the individuals employed by Seller as of the date hereof with the titles set forth in Exhibit 1.01(ii).

“Selling Person” means the Purchaser, each of its Affiliates and each (A) licensee, sublicensee, assignee or other grantee of rights from Purchaser or any of its Affiliates or another Selling Person to develop, market or sell the Product, (B) buyer, transferee or assignee of any Transferred Intellectual Property or Licensed Intellectual Property from Purchaser or its Affiliates or another Selling Person, or (C) any Affiliate of the foregoing.

“Subsidiary” means an entity as to which Seller or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be.

“Tax” or “Taxes” means all federal, state, local and foreign income, payroll, withholding, excise, value added, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or unemployment), disability, transfer, registration, alternative or add-on minimum, estimated or capital stock and franchise and other taxes and assessments of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Taxing Authority” means any Governmental or Regulatory Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America including its territories and possessions.

“Third Party” means any Person other than: (1) Purchaser or Seller, and (2) any Affiliates of Purchaser or Seller.

“Trailing Four Quarter Net Sales” shall mean the Net Sales during any consecutive four calendar quarter period.

“VAT” means any value added tax, goods and services tax or any other similar tax, including any sales tax, service tax, or use tax imposed by any Governmental or Regulatory Authority in any country at whatever level.

(b) The following terms have the meanings given to such terms in the Sections set forth below:

Term	Section
Acquired Assets	2.01(a)
Acquisition Proposal	6.07
Additional Assumption Documents	3.01(b)(vi)
Additional Transfer Documents	3.01(c)(v)
Agreement	Preamble
Allocation	9.05(a)
Assignment and Assumption Agreement	3.01(b)(iii)
Assumed Liabilities	2.02(a)
Bill of Sale	3.01(b)(ii)
Call Option	8.04(b)(iv)
Called Assets	8.04(b)(iv)
Claim Dispute Notice	10.04
Closing	3.01(a)
Closing Date	3.01(a)
Compliance Report	8.04(b)(iii)
Direct Claim Notice	10.04
Excluded Assets	2.01(b)
Excluded Liabilities	2.02(b)
Exercise Notice	8.04(b)(iv)
FDA Permits	2.01(a)(ii)
Field Force	8.04(b)(i)
Field Force Floor	8.04(b)(iv)
First Amendment	Recitals
First Position	8.04(b)(i)

Term	Section
Future Fentanyl Product	2.04
Indemnitee	10.03(a)
Indemnitor	10.03(a)(i)
Independent Auditor	8.03
Intended Use	2.01(a)(a)(A)
License Agreement	3.01(b)(v)
Losses	10.01
Marketing Period	8.04(b)(ii)
Negotiation Notice	2.04
Notice Period	2.04
Option Period	8.04(b)(iv)
Party or Parties	Preamble
Payment Period	3.02(b)
Permits	2.01(a)(iii)
Product	Recitals
Product Inventory	2.01(a)(vi)
Product Royalties	3.02(d)
Purchase Price	3.02(a)
Purchaser	Preamble
Purchaser Indemnitees	10.01
Quarterly Report	3.02(e)
Royalty Period	3.02(d)
Sales Milestones	3.02(c)
Seller	Preamble
Seller Indemnitees	10.02
State Permits	2.01(a)(iii)
Strakan	Recitals
Strakan Assets	Recitals
Termination Agreement	Recitals
Third Party Claim	10.03(a)
Trademark Assignment Agreement	3.01(b)(iv)
Transfer Agreement	Recitals
Transfer Taxes	9.04
Transferred Contracts	2.01(a)(ii)
Transferred Copyrights	2.01(a)(i)(B)
Transferred FDA Permits	2.01(a)(ii)
Transferred Intellectual Property	2.01(a)(i)
Transferred Marks	2.01(a)(i)(A)
Transferred State Permits	2.01(a)( )

Section 1.02. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (v) the headings contained in this Agreement or any Exhibit or Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Schedules to this Agreement shall be deemed set forth for all purposes of the Schedules hereto to the extent reasonably apparent that such matter is relevant to another provision, subprovision, section or subsection of the Schedules hereto. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Exhibits and Schedules attached hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

Section 2.01. Purchase and Sale.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, or shall cause its Subsidiaries to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Liens, all right, title and interest of Seller and its Subsidiaries in, to and under the following assets, properties and rights of Seller and its Subsidiaries (collectively, the “Acquired Assets”):

(i) the following (collectively, the “Transferred Intellectual Property”):

(A) all marks (whether registered or not), trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations of Seller and its Subsidiaries, exclusively used, or held for use, in the distribution, marketing, sale, and manufacture (the “Intended Use”) of the Product in the Territory, which are set forth on Exhibit 2.01(a)(i)(A), together with all extensions and renewals thereof (the “Transferred Marks”); and

(B) all copyrights (whether registered or not) and copyright registrations of Seller and its Subsidiaries exclusively related to the Intended Use of the Product in the Territory, which are set forth on Exhibit 2.01(a)(i)(B), together with all extensions and renewals thereof (the “Transferred Copyrights”);

(ii) all governmental, regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items of Seller and its Subsidiaries with the FDA exclusively related to the Intended Use of the Product in the Territory (the “FDA Permits”), including those related to marketing, pricing or reimbursement approval, set forth on Exhibit 2.01(a)(ii) (such listed FDA Permits, the “Transferred FDA Permits”);

(iii) to the extent transferrable, all state governmental and federal governmental (other than the FDA Permits), regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items of Seller and its Subsidiaries exclusively related to the Intended Use of the Product in the Territory (“State Permits”), including those related to marketing, pricing or reimbursement approval, set forth on Exhibit 2.01(a)(iii) (such listed State Permits, the “Transferred State Permits” and, together with the Transferred FDA Permits, the “Permits”).

(iv) the Contracts set forth on Exhibit 2.01(a)(iv) (the “Transferred Contracts”) and all rights and claims of Seller arising under or with respect to the Transferred Contracts;

(v) all books and records prepared and maintained by Seller and its Subsidiaries as of the Closing Date that relate exclusively to Intended Use of the Product in the Territory (excluding any records prepared exclusively in connection with the transactions contemplated by this Agreement, including bids received from Third Parties and related analyses);

(vi) all inventory of the Product owned by the Seller or its Subsidiaries, including but not limited to, the existing finished quantities, work in process, raw materials, constituent substances, materials (including but not limited to, packaging materials and other collateral), stores and supplies, as well as any trade, sample or prototype inventories owned by Seller and its Subsidiaries of the Product in the Territory (the “Product Inventory”).

(vii) any “Asset” (as such term is defined in the Transfer Agreement) exclusively relating to the Product in the Territory transferred to Seller or any of its Subsidiaries on or prior to the Closing;

(viii) copies of (A) all current marketing and sales assets that relate solely to the Intended Use of the Product in the Territory and (B) all books, ledgers, files, reports, data, plans and records that relate exclusively to the Intended Use of the Product in the Territory;

(ix) all claims, causes of action or other rights of the Seller, if any, arising out of any of the Acquired Assets arising before, on or after the Closing Date; and

(x) any goodwill associated with the Acquired Assets.

(b) Purchaser is not purchasing or acquiring, and Seller is not selling or assigning, any assets or properties of Seller or any of its Affiliates that are not specifically listed above, and all such other assets and properties shall be excluded from the Acquired Assets (the “Excluded Assets”).

Section 2.02. Assumed Liabilities.

(a) Subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, in accordance with the Assumption Agreement, all Liabilities of Seller arising under or related to the Acquired Assets (whether such Liability arose from any events, circumstances, acts, or omissions existing or occurring prior to or after the Closing) (collectively, and subject to the exclusions in the following subclauses (i) and (ii), the “Assumed Liabilities”), excluding (i) any Liabilities of Seller for monies due but not yet payable as of the Closing Date under any Transferred Contract, and (ii) any Liabilities resulting from (1) any breach or violation of any Transferred Contract by Seller occurring prior to the Closing or (2) any act or omission of Seller prior to the Closing that would have constituted a breach or violation upon notice or passage of time under any Transferred Contract.

(b) Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities described in subclauses 2.02(a)(i) and (ii) or any other Liabilities of Seller or its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”).

(c) Each of Purchaser’s and Seller’s obligations under this Section 2.02 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement, any Ancillary Agreement or any right or alleged right to indemnification hereunder.

Section 2.03. Consents of Third Parties.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Contract) or any claim, right or benefit arising under or resulting from any such asset (including any Contract), if the assignment or transfer thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset (including any Contract), claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or any of its Affiliates or, upon transfer, Purchaser. If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset (including any Contract), or any claim, right or benefit requires the consent of a Third Party, then such transfer or assumption shall be made subject to such consent being obtained.

(b) If any such consent is not obtained prior to the Closing, (i) Seller shall use commercially reasonable efforts following the Closing to obtain such consents, and (ii) Seller and Purchaser shall cooperate (each at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under the asset (including any Contract) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to such Contract arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights. None of Seller, Purchaser or their respective Affiliates shall be required to commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any Third Party in connection with entering into or implementing such arrangement unless Purchaser agrees to reimburse Seller for any related costs with respect to such litigation or accommodation.

Section 2.04. First Right to Future Fentanyl Product. During the Royalty Period, if Seller seeks to sell, license or sublicense to any Third Party the intellectual property primarily related to the use, distribution, marketing, sale, offer for sale and import in the Territory any new pharmaceutical product containing a rapid-acting formulation of fentanyl as an active ingredient (either as the sole active ingredient or in combination with one or more other active ingredients) having the same clinical utility as the Product owned or licensed by Seller or its Subsidiaries (“Future Fentanyl Products”), Seller shall give Purchaser the first right to negotiate an asset purchase or exclusive license or sublicense to such intellectual property solely in the Territory and shall notify Purchaser of the availability of such intellectual property before offering such Future Fentanyl Product to any Third Party for sale, license or sublicense to other companies in the Territory. Purchaser shall notify Seller in writing (the “Negotiation Notice”) within thirty (30) days thereafter (the “Notice Period”) if Purchaser is interested in acquiring or licensing or sublicensing such intellectual property, and, if so, Purchaser and Seller will enter into good faith negotiation with respect to a mutually acceptable agreement for the sale or license or sublicense of the same to Purchaser. If (i) Purchaser does not deliver to Seller a Negotiation Notice within the Notice Period, or (ii) Seller and Purchaser fail to reach a mutually acceptable agreement within sixty (60) days following receipt by Seller of a Negotiation Notice delivered within such Notice Period, and such forty-five-day period is not extended by mutual agreement, then Seller shall be entitled to offer, sell, license or sublicense such intellectual property without obligation to Purchaser under this Agreement or otherwise.

ARTICLE III

CLOSING

Section 3.01. Closing.

(a) The closing of the Acquisition (the “Closing”) shall be held at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, or remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in Section 3.01(b) and Section 3.01(c) if mutually agreed by the Parties, at 10:00 a.m. on the date which is three (3) Business Days after the conditions to the Closing set forth in Section 4.01 and Section 4.02 shall have been satisfied or waived (other than those conditions which by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions). The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”. The Closing shall be deemed to be effective as of 12:00:01 a.m. eastern standard time on the Closing Date.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i) an amount equal to the Closing Consideration by wire transfer of immediately available funds denominated in Dollars to a bank account designated in writing by Seller at least two (2) Business Days prior to the Closing Date;

(ii) an executed counterpart of the Bill of Sale, in the form attached hereto as Exhibit 3.01(b)(ii) (the “Bill of Sale”);

(iii) an executed counterpart of the Assumption Agreement, in the form attached hereto as Exhibit 3.01(b)(iii) (the “Assignment and Assumption Agreement”);

(iv) an executed counterpart of the Trademark Assignment Agreement, in the form attached hereto as Exhibit 3.01(b)(iv) (the “Trademark Assignment Agreement”);

(v) an executed counterpart of the License Agreement, in the form attached hereto as Exhibit 3.01(b)(v) (the “License Agreement”);

(vi) such other executed instruments of transfer, conveyance, assignment, and assumption as the Seller may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of all obligations, liabilities, right, title and interest in and to the Assumed Liabilities (the “Additional Assumption Documents”); and

(vii) a certificate, dated as of the Closing Date, executed by an authorized officer of Purchaser, in his or her capacity as such, confirming the satisfaction of the conditions specified in Section 4.01(b) and Section 4.01(c).

(c) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) an executed counterpart of the Bill of Sale;

(ii) an executed counterpart of the Assignment and Assumption Agreement;

(iii) an executed counterpart of the Trademark Assignment Agreement;

(iv) an executed counterpart of the License Agreement;

(v) such other executed instruments of transfer, conveyance and assignment as the Purchaser may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of all right, title and interest in and to the Acquired Assets (the “Additional Transfer Documents”); and

(vi) a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, in his or her capacity as such, confirming the satisfaction of the conditions specified in Section 4.02(b) and Section 4.02(c).

Section 3.02. Purchase Price.

(a) The aggregate consideration (the “Purchase Price”) for the Acquired Assets includes the assumption of the Assumed Liabilities:

(i) the Closing Consideration;

(ii) the Deferred Consideration;

(iii) the Sales Milestones; and

(iv) the Product Royalty.

(b) Purchaser shall pay to Seller the Deferred Consideration within 30 days (the “Payment Period”) of the earlier of (i) the approval by the FDA of [***] as a manufacturer with respect to the Product and (ii) the first anniversary of the Closing Date; provided, however, that if a CBE-30 notification with respect to the Product is not filed with the FDA on or before May 1, 2013, then the Payment Period shall be increased by the number of days between May 1, 2013 and the date such CBE-30 notification is filed.

(c) Purchaser shall pay to Seller each of the following one-time only, non-refundable, non-creditable sales milestones (the “Sales Milestones”) within thirty (30) days after the end of the first calendar quarter, if any, in which each Trailing Four Quarter Net Sales dollar values set forth below is achieved, in each case, by wire transfer in immediately available funds to an account or accounts designated in writing by Seller at least two (2) Business Days prior to the time for such payment; provided, that, two or more Sales Milestones may become payable in the same calendar quarter.

Trailing Four Quarter Net Sales:			Sales Milestone:
$	[***	]	$	[***	]
$	[***	]	$	[***	]
$	[***	]	$	[***	]

(d) Purchaser shall pay to Seller an amount in dollars equal to [***]% of the Net Sales (the “Product Royalties”) each calendar quarter (or portion of such calendar quarter) commencing on the Closing Date and ending on the date on which all claims of the last remaining Product Patents shall have expired or been invalidated by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), taking into account any extensions granted thereto (such period, the “Royalty Period”). Purchaser shall pay the Product Royalties to Seller in arrears not later than thirty (30) days following the end of each calendar quarter during the Royalty Period.

(e) Concurrently with each Product Royalties payment with respect to a calendar quarter, Purchaser shall deliver to Seller a written report with respect to such quarter (the “Quarterly Report”) that sets forth each of the following information for each month in such quarter and in the aggregate: (a) the gross sales and number of units sold of the Product in the Territory during such calendar quarter and each month in such calendar quarter, (b) the “gross to net” adjustments with respect to the calculation of Net Sales for such calendar quarter and each month in such calendar quarter, (c) the Net Sales during such calendar quarter and each month in such calendar quarter, (d) a calculation of the Product Royalties due to Seller for such calendar quarter, and (e) the Trailing Four Quarter Net Sales for the consecutive four calendar quarter period ending during such calendar quarter.

Section 3.03. Withholding. Purchaser covenants and agrees that it will not be subjecting any payments due to the Seller under this Agreement or any Ancillary Agreement to US Federal (or other) withholding (or other) Taxes, provided that with respect to the Product Royalties, the Seller shall deliver to Purchaser an executed copy of IRS Form W-8 prior to the payment of such Product Royalty certifying under penalties of perjury that Seller is a resident of Sweden, within the meaning of the US-Sweden Income Tax Treaty, eligible for benefits under such treaty. The parties to this Agreement will take all actions consistent with the foregoing.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.01. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the closing of the Acquisition is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:

(a) No Injunctions or Restraints. No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition by a Governmental or Regulatory Authority shall be pending or in effect seeking to prevent or preventing the Acquisition.

(b) Accuracy of Representations and Warranties. All of the representations and warranties made by Seller in ARTICLE V that are qualified by any reference to any materiality qualifications shall each be true and correct as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date), and all other representations and warranties made by the Seller shall each be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date).

(c) Performance of Covenants. The covenants and obligations that Seller is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with by Seller in all material respects.

(d) Deliverables. Purchaser shall have received each of the items set forth in Section 3.01(c).

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(f) No Recalls. No Governmental or Regulatory Authority shall have initiated a generally recall of the Product in the Territory

(g) Required Approvals. All authorizations, consents and approvals of any Governmental or Regulatory Authority set forth on Schedule 4.01(g) shall have been obtained and shall be in full force and effect.

Section 4.02. Conditions to Obligation of Seller. The obligation of Seller to, and to cause its Affiliates to, effect the closing of the Acquisition is subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions:

(a) No Injunctions or Restraints. No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition by a Governmental or Regulatory Authority shall be pending or in effect seeking to prevent or preventing the Acquisition.

(b) Accuracy of Representations and Warranties. All of the representations and warranties made by Purchaser in ARTICLE VII that are qualified by any materiality qualifications shall each be true and correct as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date), and all other representations and warranties of the Purchaser shall each be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date).

(c) Performance of Covenants. The covenants and obligations that Purchaser is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with by Purchaser in all material respects.

(d) Deliverables. Seller shall have received each of the items set forth in Section 3.01(b).

Section 4.03. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this ARTICLE IV to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under Section 9.01 or Section 9.01(b) to cause the Closing to occur.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as follows:

Section 5.01. Authority. Seller is a public limited company duly organized, validly existing and in good standing under the laws of Sweden. Seller has the requisite power and authority to enter into this Agreement, and Seller has the requisite power and authority to enter into the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and the Other Acquisition Documents on the Closing Date will be duly executed and delivered by Seller and upon the due authorization, execution and delivery by each other party to the Other Acquisition Documents will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 5.02. No Conflicts; Consents.

(a) Except as set forth on Schedule 5.02, the execution and delivery of this Agreement by Seller does not, and the execution and delivery by Seller of each other Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the Acquired Assets under, any provision of (i) Seller’s certificate of incorporation or by-laws (or the comparable governing instruments), (ii) any Contract to which Seller is a party and by which any of Acquired Assets are bound, or (iii) any judgment, order, or decree, or, subject to the matters referred to in Section 5.02(b) below, any Law applicable to Seller or its properties or assets, other than, in the case of clauses (i) and (ii) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Seller to consummate the Acquisition.

(b) Except as set forth in Schedule 5.02(b), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, (i) would not be reasonably likely to have a material adverse effect on the ability of Seller to consummate the Acquisition or perform its obligations under this Agreement or the Ancillary Agreements, and (ii) would not give rise to any liability of Purchaser as a result of the consummation of the Acquisition.

Section 5.03. Acquired Assets. Except as set forth in Schedule 5.03, the Acquired Assets and the Licensed Intellectual Property constitute all of the material assets, rights or property (other than (x) any intellectual property that are licenses for commercial “off-the-shelf” or “shrink-wrap” software, and (y) administrative, finance and other infrastructure and back office information technology systems, networks and software) owned by Seller or its Affiliates and primarily related to the Intended Use of the Product in the Territory.

Section 5.04. Product Liability. Neither Seller nor any of its Affiliates nor, to the Seller’s Knowledge, the Product has been subject to any recall initiated or requested by any Governmental or Regulatory Authority with respect to the Product in the Territory.

Section 5.05. Intellectual Property.

(a) Except as set forth in Schedule 5.05(a), Seller or its Affiliate owns, or as of the Closing Date will own, free and clear of all Liens (except (i) to the extent licensed from Third Parties, (ii) for any Liens in favor of Purchaser or its Affiliates, (iii) for any Liens that will be terminated on or prior to the Closing Date, and (iv) to the extent subject to the Transfer Agreement), the Transferred Intellectual Property, and the consummation of the Acquisition will not conflict with, alter or impair any such rights in any material respect.

(b) Except as set forth in Schedule 5.05(b), as of the date hereof, no claims are pending before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency or, to Seller’s knowledge, threatened in writing, against Seller or any of its Affiliates by any Third Party with respect to the ownership, validity or enforceability of any Transferred Intellectual Property or Licensed Intellectual Property.

(c) Except as set forth in Schedule 5.05(c), none of Seller or its Affiliates have granted any options, licenses or agreements relating to the Transferred Intellectual Property or, with respect to the Product in the Territory, relating to the Licensed Intellectual Property, except (i) non-exclusive implied licenses to end-users in the ordinary course of business, (ii) options, licenses or agreements with Purchaser or its Affiliates, (iii) options, licenses or agreements that will be terminated on or prior to the Closing Date, and (iv) Transferred Contracts. Except as set forth in Schedule 5.04(c), as of the date hereof, none of Seller or its Affiliates is bound by or a party to any material options, licenses or agreements of any kind for intellectual property of any Third Party relating to the Product in the Territory, except (i) options, licenses or agreements with Purchaser or its Affiliates, (ii) options, licenses or agreements that will be terminated on or prior to the Closing Date, and (iii) Transferred Contracts.

(d) To Seller’s Knowledge, no Third Party is infringing or violating or misappropriating any of the Transferred Intellectual Property or has made any claim of ownership or right to any Transferred Intellectual Property. Seller has neither asserted nor threatened in writing any action or claim against any Third Party involving or relating to any Transferred Intellectual Property. Seller has not received any written request from any Third Party that Seller enter into a license with respect to any Third Party Intellectual Property right in relation to the Product, the Acquired Assets or the Intended Use of the Product in the Territory.

(e) To Seller’s Knowledge, the Intended Use of the Product in the Territory does not infringe or violate or constitute a material misappropriation of any intellectual property of any Third Party. Seller has not received any written claim or notice alleging any such infringement, violation or misappropriation.

(f) There is no pending or, to Seller’s Knowledge, threatened claim, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any Transferred Intellectual Property.

(g) Seller has not sought or procured a “freedom to operate” opinion or analysis from patent counsel with respect to the Intended Use of the Product in the Territory.

Section 5.06. Transferred Contracts. Each Transferred Contract is valid, binding and in full force and effect and, to Seller’s knowledge, is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies. As of the date hereof and as of the Closing Date, Seller has performed in all material respects all material obligations required to be performed by it under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Seller’s knowledge, as of the date hereof, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except as set forth in the First Amendment, the Termination Agreement has not been amended in any respect.

Section 5.07. Litigation. Except as set forth in Schedule 5.07, as of the date hereof, there are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental or

Regulatory Authority or arbitration tribunal against Seller, (b) lawsuits, actions or proceedings pending or, to the knowledge of Seller, threatened against Seller, or (c) investigations by any Governmental or Regulatory Authority which are pending or, to the knowledge of Seller, threatened against Seller, which, in the case of each of clauses (a), (b) and (c), relating to the Intended Use of the Product in the Territory and have had or would be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the Acquisition and the other transaction contemplated by this Agreement and the Ancillary Agreements.

Section 5.08. Brokers or Finders. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangement made by or on behalf of Seller or any of its Affiliates for which Purchaser will have any Liability.

ARTICLE VI

COVENANTS OF SELLER

Seller hereby covenants and agrees as follows:

Section 6.01. Access. From the date hereof until the Closing, Seller shall give Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Assets for purposes of conducting due diligence or otherwise in connection with the transactions contemplated hereby; provided, however, that such access (i) does not unreasonably disrupt the normal operations of Seller, (ii) would not reasonably be expected to violate any attorney-client privilege of Seller or violate any applicable Law, and (iii) would not reasonably be expected to breach any duty of confidentiality owed to any Person whether the duty arises contractually, statutorily or otherwise.

Section 6.02. Other Covenants. From the date hereof until the Closing, except as otherwise contemplated by the terms of this Agreement or any Ancillary Agreement, Seller will not, and will cause its Affiliates not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld):

(a) sell, assign, lease, license, transfer, hypothecate or otherwise dispose of any of the Acquired Assets or, with respect to the Product in the Territory, the Licensed Intellectual Property;

(b) amend, terminate, renew, extend or waive in writing any right under any Transferred Contract if such amendment, termination, renewal, extension or waiver would adversely affect the rights to be transferred to Purchaser at the Closing; or

(c) authorize, commit, or agree to take any of the foregoing actions.

Section 6.03. Exclusive Dealing. Seller shall not (and shall cause its Affiliates not to), directly or indirectly, through any officer, director, partner, employee, investment banker, financial advisor, attorney, accountant or other representative of any of them or otherwise, take any action to encourage, solicit or initiate or continue any discussions or negotiations with, or provide any information to, any Person (other than Purchaser and its representatives) concerning any purchase (or transfer) of all or any portion of the Acquired Assets, or enter into a confidentiality agreement, letter of intent or purchase agreement, or other similar agreement with respect to any such transaction with any Person, firm or corporation other than Purchaser or its Affiliates, and shall immediately cease and cause to be terminated any activities, discussions or negotiations existing with respect to any of such matters. Seller will promptly notify Purchaser orally and in writing of the existence of any proposals by a Third Party to do any of the foregoing which Seller or any of its officers, directors, employees, investment bankers, financial advisors or other representatives may receive relating to any of such matters.

Section 6.04. Competing Products. Seller agrees that for the period commencing on the Closing Date and ending on the earlier of [***] ([***]) anniversary of the Closing Date and the delivery of an Exercise Notice, neither Seller nor its Subsidiaries will directly or indirectly sell, market or otherwise promote, including pursuant to a license, any Competing Product in the Territory. Notwithstanding the foregoing, this Section 6.04 shall not restrict Seller from ownership of less than [***] percent ([***]%) of the stock of any corporation, limited liability company or other enterprise engaged in the sale, marketing or promotion of any Competing Product (other than the Product as contemplated by this Agreement and the Ancillary Agreements) in the Territory.

Section 6.05. Financial Accounting Information. Following the Closing Date, promptly following Purchaser’s written request at any time and from time to time, Seller and its Subsidiaries will cooperate with Purchaser in connection with Purchaser’s preparation of audited and unaudited financial statements relating to the Product and any “business” (within the meaning of Item 3-05 and related Items of Regulation S-X under promulgated by the U.S. Securities and Exchange Commission (the “SEC”)) attributable to the Product as of and for any of the years ended in the three-year period ended December 31, 2012 and any calendar quarter ended prior to the Closing Date as may be necessary to enable Purchaser to comply with applicable financial reporting and other requirements with respect to reports and filings with the SEC. If requested by Purchaser, Seller shall engage Seller’s or its Subsidiaries’ independent auditors, at Purchaser’s sole cost and expense, to audit such financial statements for the periods required by Regulation S-X of the SEC and to render an opinion on such financial statements. Seller will provide, if required by Purchaser’s independent auditors, customary executed representation letters required to enable independent auditors to render an opinion on audited financial statements. Seller shall request, and take reasonable steps to encourage, its and its Subsidiaries’ auditors to cooperate with Purchaser and its auditors. For the avoidance of doubt, (i) all reasonable and documented out-of-pocket costs incurred by Seller and its Subsidiaries in performing its obligations under this Section 6.05 shall be the sole responsibility of Purchaser, and (ii) Seller and its Subsidiaries shall have no obligation to provide, or cause any Third Party to provide, any such information of any Third Party, including Strakan, in performing its obligations under this Section 6.05.

Section 6.06. Payment of Indebtedness. On or prior to the Closing, Seller shall pay or cause to be paid, in full, any Liabilities of Seller for monies due but not yet payable as of the Closing Date under the Transferred Contracts.

Section 6.07 Acquisition Proposals. Prior to the earlier of the Closing and termination of this Agreement, Seller shall not, and shall not permit any officer, director, employee or agent of Seller or any Affiliate thereof to (a) solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any Third Party relating to any acquisition or purchase of all or any material amount of the Acquired Assets and the Licensed Intellectual Property (an “Acquisition Proposal”) or (b) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any Third Party.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 7.01. Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and the Other Acquisition Documents on the Closing Date will be duly executed by Purchaser, and upon the due authorization, execution and delivery by each other party to the Other Acquisition Documents, will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 7.02. No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of each other Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) its certificate of incorporation or by-laws (or the comparable governing instruments), (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, or decree, or, subject to the matters referred to in Section 7.02(b) below, any Law applicable to Purchaser or its properties or assets, other than, in the case of clause (i) and (ii) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, (i) would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or perform its obligations under this Agreement or the Ancillary Agreements, and (ii) would not give rise to any liability of Seller or any of its Affiliates as a result of the consummation of the Acquisition.

Section 7.03. Litigation. As of the date hereof, there are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental or Regulatory Authority or arbitration tribunal against Purchaser, (b) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental or Regulatory Authority which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), have had or would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transaction contemplated by this Agreement and the Ancillary Agreements.

Section 7.04. Availability of Funds. Purchaser has, and will have at the Closing, cash available or has existing committed borrowing facilities which together are sufficient to enable it to consummate the Acquisition.

Section 7.05. Brokers or Finders. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangement made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE VIII

COVENANTS OF PURCHASER

Purchaser hereby covenants and agrees as follows:

Section 8.01. Advise Seller. Purchaser shall promptly advise Seller in writing of any change or event occurring between the date hereof and the Closing Date which Purchaser believes (i) would be reasonably likely to result in the failure of any of the conditions to the Closing set forth in ARTICLE IV to be satisfied as of the Closing Date, or (ii) would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 8.02. Access to Information. Purchaser acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Purchaser pursuant to this Agreement on or prior to the date hereof. Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Contracts and other properties and assets of Seller and its Affiliates to the extent relating to the Product, the Acquired Assets or the Assumed Liabilities in the Territory that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the Product, the Acquired Assets and the Assumed Liabilities.

Section 8.03. Records. Purchaser shall, from the date hereof until the date that is two (2) years following the end of the Royalty Period, keep full and accurate books of all accounts and other records in sufficient detail so that the Product Royalties payable hereunder can be properly and fully ascertained. Purchaser shall, at the request of Seller, permit a nationally recognized independent certified public accountant selected by Seller (the “Independent Auditor”) to have access during ordinary business hours, to such books and records as may be necessary to determine the accuracy of any Payment Report or payment made under this Agreement or to obtain information as to Product Royalties payable in case of failure to report or pay pursuant to the terms of this Agreement. The Independent Auditor shall be bound by a confidentiality agreement to keep all information acquired from Seller confidential, and shall be permitted to disclose to Seller only the amount and accuracy of the Product Royalties reported and actually paid or otherwise payable under this Agreement. The Independent Auditor will send a copy of its written reports to Purchaser at the same time it is sent to Seller. Seller shall be responsible for the fees and expenses of the Independent Auditor, provided, however, that Purchaser shall reimburse Seller in full for all such documented costs and expenses of the Independent Auditor if the Independent Auditor determines that the Product Royalties paid by Purchaser to Seller are less than ninety-five percent (95%) of the amount actually owed for the relevant period of the audit.

Section 8.04. Efforts.

(a) General Efforts. Purchaser, from the Closing Date until the date that Purchaser pays to Seller the last Sales Milestone payment pursuant to Section 3.02(c), shall, subject to Section 8.04(b), take commercially reasonable efforts to cause each of the Trailing Four Quarter Net Sales targets set forth in Section 3.02(c) to occur as soon as reasonably practicable.

(b) Specific Actions. Without limiting the generality of the matters set forth in Section 8.04(a), unless otherwise agreed by the Parties, Purchaser shall satisfy each of the following requirements:

(i) Establishment of Field Force. Purchaser shall, on or before December 31, 2013, establish a field force to promote the Product to physicians and other customers or potential customers (the “Field Force”) in the Territory comprised of at least [***] ([***]) Field Personnel dedicated to Detailing the Product in the first position (i.e., no other product shall be presented to or discussed with the healthcare professional before the Product and the predominant portion of time is devoted to the Detailing of such pharmaceutical product, the “First Position”)). Notwithstanding the foregoing, in the event the FDA delays unduly the approval of, or refuses to approve, [***] as a manufacturer of the Product as contemplated by Section 3.02(b), the Parties shall agree in good faith on an adjusted timetable for Purchaser’s establishment and maintenance of the Field Force as provided above and in clause (ii) below.

(ii) Maintenance of Commercialization Efforts. Subject to clause (i), above, Purchaser shall, from January 1, 2014 through December 31, 2015 (the “Marketing Period”) use commercially reasonable efforts to maintain the Field Force at or above [***] ([***]) Field Personnel. During the Marketing Period, Purchaser shall use commercially reasonable efforts to (a) cause the Field Force to achieve not less than customary productivity standards in the industry and (b) direct at least [***]% of Field Force efforts towards Detailing the Product.

(iii) Reporting Obligations. Within thirty (30) days after the end of each calendar quarter, commencing with the first full calendar quarter ending after the Closing Date and ending at the expiration of the Marketing Period, Purchaser shall deliver to Seller a written report with respect to such preceding calendar quarter (the “Compliance Report”) that sets forth each of the following information for each month in such preceding calendar quarter and on an aggregate basis for such calendar quarter: (a) performance versus key performance indicators for areas such as payor contracting, medical affairs and education, clinical development and registries, marketing calendar and promotional materials; (b) the number of Field Personnel comprising the Field Force at the end of each such month and calendar quarter; (c) the Average Field Force; (d) the total number of Details for each such quarter performed by the Field Force; (e) the percentage of Details in such calendar quarter in which the Product was detailed to appropriately targeted primary prescribing physicians; (f) the number of products (including the Product) that were presented to or discussed with the healthcare professional in each Detail in such quarter; (g) the position of the Product in such Detail; (h) the percentage of Details in such calendar quarter in which the Product was detailed in at least the First Position; (i) if, with respect to such calendar quarter either (I) the Average Field Force is less than the Field Force Floor, or (II) the Product is not Detailed in at least the First Position by the Field Force in such calendar quarter, then such Compliance Report shall set forth a reasonably detailed description of the actions Purchaser has taken and intends to take to comply with the requirements of this Section 8.04(b); and (j) a description of any other material actions Purchase has taken to comply with its obligations under Section 8.04(a).

(iv) Breaches. In the event that at any time during the Marketing Period, (a) Purchaser shall fail to deliver a Compliance Report within thirty (30) days following the end of any calendar quarter, or (b) Seller determines in good faith (it being understood that any such determination made solely with reference to the information contained in any one or more Compliance Reports shall be deemed made in good faith) that (I) the Average Field Force during any two consecutive calendar quarters is less than [***] ([***]) Field Personnel (the “Field Force Floor”), or (II) the Product has not been consistently Detailed in the First Position by the Field Force during any two consecutive calendar quarters, then Seller shall have an irrevocable right (the “Call Option”) to cause Purchaser to transfer to Seller (or a designee of Seller) each of the Acquired Assets, the Strakan Assets, and any assets acquired or developed by Purchaser following the Closing primarily related to the Business (the “Called Assets”) for no additional consideration, and Purchaser shall have the obligation to transfer all Called Assets to Seller on terms and conditions (other than with respect to any payments) reasonably consistent with the terms of the Transfer Agreement (without giving effect to any amendments thereto following the Closing). Seller shall have the right to exercise the Call Option within thirty (30) days following the earlier of (x) receipt of a Compliance Report, and (y) the thirtieth calendar day following the end of each calendar quarter (such thirty (30) day period the “Option Period”), by giving notice thereof to Purchaser (the “Exercise Notice”) pursuant to Section 12.06 before the end of the Option Period. The Exercise Notice shall (i) identify in reasonable detail the basis of the breach giving rise to Seller’s right to exercise the Call Option, and (ii) identify the party (or parties) to which the Called Assets shall be transferred. Upon receipt by Purchaser of the Exercise Notice from Seller, the License Agreement shall terminate automatically and without further action by either Party hereto in accordance with its terms and the parties shall use their best efforts, and shall cooperate with each other, to transfer the Called Assets to Seller or its designees as soon as reasonably practicable. For the avoidance of doubt, if Seller does not deliver an Exercise Notice within the Option Period, Seller shall have no right to exercise the Call Option or deliver an Exercise Notice to Purchaser until the commencement of the next Option Period.

Section 8.05. DISCLAIMER. PURCHASER ACKNOWLEDGES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PRODUCT, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF THE PRODUCT BY SELLER AND ITS AFFILIATES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER OR ITS AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE PRODUCT, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES, AND (B) PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO THE PRODUCT, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER OR ITS AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE PRODUCT, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND IN THE ANCILLARY AGREEMENTS, AND PURCHASER ACKNOWLEDGES THAT NONE OF SELLER OR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER, OR PURCHASER’S USE OF, ANY SUCH INFORMATION, OR OF ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER

AND ITS REPRESENTATIVES IN CERTAIN VIRTUAL OR PHYSICAL “DATA ROOMS”, VISITS TO PHYSICAL PREMISES INCLUDING THOSE OF THIRD PARTY MANUFACTURERS, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN ANY OTHER ANCILLARY AGREEMENT, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND PURCHASER SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN PURCHASER GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIENS, THAT ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED AND THAT ANY REQUIREMENTS OF APPLICABLE LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE IX

MUTUAL COVENANTS

Section 9.01. Efforts.

(a) Subject to the terms and conditions of this Agreement, following the date hereof, each Party shall use its commercially reasonable efforts to cause the Closing to occur as soon as practicable thereafter. Following the date hereof, each of Seller and Purchaser shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in ARTICLE IV not being satisfied. This Section 9.01 shall not, and shall not be deemed to, restrict or prohibit Seller or Purchaser in any way whatsoever from exercising any and all rights and remedies available to it under this Agreement or any of the Ancillary Agreements.

(b) Each of Seller and Purchaser shall cooperate with the other Party and its employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and each of them shall, at any time and from time to time after the Closing, upon the reasonable request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) to satisfy and perform the obligations of such party hereunder, and to allow Purchaser to accomplish the Intended Use of the Product in the Territory after the Closing. Without limiting the generality of the foregoing, in the event that the FDA does not approve [***] as a manufacturer of the Products as contemplated by Section 3.02(b) or the Parties reasonably determine, in good faith, that any such approval is unlikely to be granted on a timely basis, the Parties shall mutually agree upon a new qualified manufacturer for the Product in the Territory, and Seller shall cooperate with Purchaser to support such manufacturer in obtaining the requisite FDA approval as a manufacturer with respect to the Product.

Section 9.02. Transfer Agreement. Following the date hereof and prior to the Closing, Seller shall use its commercially reasonable efforts to assist Purchaser in coordinating with Strakan regarding the transfer of the Strakan Assets from Strakan to Purchaser and the transition from Strakan to Purchaser following the Closing.

Section 9.03. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

Section 9.04. Transfer Taxes. All transfer, documentary, sales, use, stamp, VAT, registration and other such Taxes, applicable to the Acquisition (such Taxes, together with any interest, penalties and additions thereto, collectively, “Transfer Taxes”), shall be paid by Purchaser. Purchaser shall file all necessary Tax Returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable steps to minimize the Parties’ liability for Transfer Taxes.

Section 9.05. Purchase Price Allocation.

(a) The Parties agree that the Purchase Price and Assumed Liabilities shall be allocated among the Acquired Assets sold by Seller and each Selling Affiliate and purchased by Purchaser in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and corresponding provisions of applicable foreign Law) and in accordance with an allocation schedule set forth by Seller and delivered to Purchaser within ninety (90) days after Closing (the “Allocation”), which Allocation shall be reasonably acceptable to Purchaser. In the event of a disagreement, a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller shall settle such dispute with the costs of such firm being borne equally by Seller and Purchaser.

(b) Purchaser and Seller agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date), and (iii) take no position inconsistent with the Allocation for all Tax purposes. In the event that any Taxing Authority disputes the Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other Party of the nature of such dispute.

Section 9.06. Recordation of Transferred Intellectual Property. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property. Seller agrees to execute and deliver to Purchaser, within a reasonable time after the Closing, such assignments and other documents, certificates and instruments reasonably requested by Purchaser for Purchaser’s filing with the applicable registries and other recording authorities to record the transfer of the Transferred Intellectual Property in accordance with applicable Law.

Section 9.07. Confidentiality and Confidential Information.

(a) Each Party acknowledges that it may receive Confidential Information (as defined below) of the other Party in the performance of or in furtherance of this Agreement. Each Party shall hold confidential and not, directly or indirectly, disclose or publish to any Third Party or use for the benefit of a Third Party or, except in carrying out its duties hereunder, itself or its Affiliates, any Confidential Information of the other Party, without first having obtained the furnishing Party’s written consent to such disclosure or use. Purchaser acknowledges that it continues to remain bound by the terms of the Confidentiality Agreement and that Confidential Information received by it under or in connection with this Agreement and the performance of its obligations hereunder shall be deemed to be, and shall be treated as, Evaluation Materials under the Confidentiality Agreement. These restrictions shall not apply to any Confidential Information which:

(i) is known to the receiving Party or its Affiliates prior to the time of disclosure to it;

(ii) is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without aid or use of the disclosing Party’s Confidential Information (and such independent development can be demonstrated by the receiving Party);

(iii) is disclosed, without restriction as to confidentiality, to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

(iv) becomes part of the public domain through no breach by the receiving Party of its obligations under this Agreement or any Ancillary Agreement.

Each receiving Party shall disclose Confidential Information of the disclosing Party only to those employees and contractors of such Party and of its Affiliates who have reason to know such information in furtherance of a Party’s duties under this Agreement and who are bound by an obligation of confidentiality to the receiving Party (or its Affiliate) that is no less stringent than the confidentiality obligations set forth in this Section 9.07.

(b) The receiving Party shall also be entitled to disclose the other Party’s Confidential Information that is required to be disclosed (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC, Swedish Financial Supervisory Authority, or stock exchange disclosure requirements), (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction, or (iv) to defend or prosecute litigation; provided, however, that in each case the Party required to disclose such Confidential Information shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter only discloses the minimum Confidential Information required to be disclosed in order to ensure legal compliance.

(c) This obligations set forth in this Section 9.07 shall survive the termination of this Agreement or the Closing for five (5) years. Upon termination of this Agreement, a receiving Party shall return to the disclosing Party or destroy all Confidential Information provided to it by the disclosing Party, including all copies, notes and extracts thereof or other written records containing such Confidential Information, except for (x) one (1) copy that it may keep in counsel’s secure files for the sole purpose of verifying its continuing confidentiality obligations hereunder, and (y) archival copies residing on back-up tapes made by such party in the ordinary course of business; provided, that Purchaser shall not be obligated hereby to return or destroy any Confidential Information that constitutes Acquired Assets actually purchased by it hereunder.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnification by Seller. From and after the Closing, Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates and their respective employees, agents, officers and directors (collectively, the “Purchaser Indemnitees”), from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, reasonable documented attorneys’ fees and documented fees of other professionals), expenses and lawsuits (“Losses”) suffered or incurred by any Purchaser Indemnitee to the extent arising from or relating to any of the following:

(a) the breach of any representation or warranty of Seller contained in ARTICLE V, any Ancillary Agreement or any certificate delivered hereunder;

(b) the breach of or failure to comply with any covenant or obligation of Seller under this Agreement or any Ancillary Agreement; and

(c) the Excluded Liabilities; and

(d) the failure by Purchaser to withhold Taxes with respect to payments due to the Seller as provided in Section 3.04.

Section 10.02. Indemnification by Purchaser. From and after the Closing, Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates and their respective employees, agents, officers and directors (collectively, the “Seller Indemnitees”), from and against any and all Losses suffered or incurred by any Seller Indemnitee to the extent arising from or relating to any of the following:

(a) the breach of any representation or warranty of Purchaser contained in ARTICLE VII, any Ancillary Agreement or any certificate delivered hereunder;

(b) the breach of any covenant of Purchaser contained in this Agreement or any Ancillary Agreement;

(c) any Assumed Liability;

(d) any product liability claim in the Territory with respect to Product sold on or after the Closing in the Territory;

(e) any product liability claim in the Territory with respect to Product sold prior to the Closing in the Territory;

(f) the development, testing, manufacture, distribution, marketing, promotion or sale of the Product in the Territory after the Closing;

(g) the development, testing, manufacture, distribution, marketing, promotion or sale of the Product in the Territory prior to the Closing; and

(h) any Transfer Taxes.

Section 10.03. Indemnification Procedure.

(a) Procedures Relating to Indemnification for Third Party Claims. In order to receive the benefits of the indemnity under Section 10.01 or Section 10.02, as applicable, in respect of, arising out of or involving a claim or demand made by any Third Party (a “Third Party Claim”) against a Purchaser Indemnitee or Seller Indemnitee (either, an “Indemnitee”), such Indemnitee must:

(i) give the indemnifying Party (the “Indemnitor”) written notice of any claim or potential claim promptly after the Indemnitee receives notice thereof; provided, that failure of the Indemnitee to provide such notice shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under this Agreement, except in the event that the Indemnitor’s rights, and/or its ability to defend against or settle such claim or potential claim, are materially prejudiced by such failure to notify;

(ii) allow the Indemnitor to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim, provided, that: (A) no such settlement may materially adversely affect the rights or obligations of the Indemnitee under this Agreement without the Indemnitee’s prior written consent; and (B) any settlement reached without the prior written consent of the Indemnitee shall be for monetary damages only (which amount shall be fully indemnified hereunder by the Indemnitor) and not for any equitable relief and shall not include any admission or ongoing obligation or restriction on the part of the Indemnitee; and

(iii) reasonably cooperate with the Indemnitor in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within the Indemnitee’s control available for pertinent interview and testimony), so long as such cooperation does not vitiate any legal privilege to which such Indemnitee is entitled.

If the Indemnitor defends the claim, the Indemnitee may at its expense and using attorneys of its choice, participate in, but shall not have any control of, the defense of such claim. The Indemnitor shall have no liability under this ARTICLE X as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor.

Section 10.04. Procedures Related to Indemnification for Other Claims. An Indemnitee seeking indemnification under Section 10.01 or Section 10.02, as applicable, that does not involve a Third Party Claim shall, within as soon as reasonably practicable deliver to the Indemnitor, written notice (a “Direct Claim Notice”) describing in reasonable detail the facts giving rise to the indemnification claim, provided, however, that the failure by any Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section 10.01 or Section 10.02, as applicable, except to the extent that the Indemnitor has been materially prejudiced by such failure. The Indemnitor shall have thirty (30) days after its receipt of a Direct Claim Notice to (i) agree to the amount set forth in the Direct Claim Notice and pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnitee with written notice that it disputes its obligation to provide the indemnification sought in the Direct Claim Notice (a “Claim Dispute Notice”). If the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of such notice that Indemnitor disputes its liability to the Indemnitee with respect to such claim, such claim specified in the Direct Claim Notice shall be conclusively deemed a liability of the Indemnitor. If the Indemnitor delivers a Claim Dispute Notice, the Indemnitee and the Indemnitor shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within twenty (20) Business Days after the giving of the Claim Dispute Notice, the parties thereafter may pursue any and all available remedies at law (subject to the limitations and conditions provided in this Agreement).

Section 10.05. Losses Net of Insurance, Tax Benefits. The amount of any Loss for which indemnification is provided under this ARTICLE X shall be net of any amounts recovered or recoverable with commercially reasonable efforts by the Indemnitee under insurance policies or in respect of any indemnity or contribution with respect to such Loss (including under the Transfer Agreement) and shall be reduced to take account of any net Tax benefit (including as a result of any basis adjustment) actually realized by the Indemnitee arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss.

Section 10.06. Limitation on Indemnification.

(a) Notwithstanding anything to the contrary herein, (i) Seller shall not have any liability under Section 10.01(a) unless the aggregate of all Losses for which Seller would be liable under Section 10.01(a), but for this clause (i), exceeds on a cumulative basis, an amount equal to $50,000, and then only to the extent of any such excess, (ii) Seller’s aggregate liability under Section 10.01(a) shall in no event exceed, on a cumulative basis, the Seller Liability Cap and (iii) Sellers aggregate liability under this ARTICLE X shall in no event exceed, on a cumulative basis, the Closing Consideration.

(b) Notwithstanding anything to the contrary herein, Purchaser shall only have liability under Section 10.02(e) or Section 10.02(g) only to the extent that Purchaser is entitled to seek indemnification for such liability from Strakan (or its successors or assigns) under Section 11.1 of the Strakan Agreement (without giving effect to any amendments thereto following the Closing).

(c) Following the Closing, the Parties’ rights to indemnification pursuant to this ARTICLE X shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to the parties with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud. Purchaser hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against Seller and its Affiliates arising under or based upon this Agreement, the Ancillary Agreements, any document or certificate delivered in connection herewith, the Product, the Acquisition, the Acquired Assets and the Assumed Liabilities, or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this ARTICLE X).

(d) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other Party or any Indemnitee on account of any indemnity obligation set forth in Section 10.01 or Section 10.02 for any indirect, consequential, special, incidental or punitive damages (except punitive damages payable to a Third Party ), including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

Section 10.07. Termination of Indemnification.

(a) The obligations to indemnify and hold harmless an Indemnitee pursuant to (i) Section 10.01(a) and Section 10.02(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.07(b) below, and (ii) the other clauses of Section 10.01 and Section 10.02, shall not terminate; provided, however, that as to foregoing clause (i) such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnitee or the related Party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying Party.

(b) The representations and warranties of Seller contained in ARTICLE V shall survive the Closing solely for purposes of Section 10.01(a) and shall terminate at the close of business on the first anniversary of the Closing Date (other than with respect to those representations and warranties of Seller contained in Section 5.01, Section 5.02, and Section 5.08, which shall survive indefinitely), and the representations and warranties of Purchaser contained in ARTICLE VII shall survive the Closing solely for purposes of Section 10.02(a), and shall terminate at the close of business on the first anniversary of the Closing Date (other than with respect to those representations and warranties of Purchaser contained in Section 7.01, Section 7.02 and Section 7.05, which shall survive indefinitely).

Section 10.08. Tax Treatment of Indemnification Payments. For all Tax purposes, each of Purchaser, Seller and their respective Affiliates agrees to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.

Section 10.09. No Setoff. Purchaser shall not, and shall have no right to, setoff any Losses suffered by Purchaser or any Purchaser Indemnitee against the Deferred Consideration, any Sales Milestone, any Product Royalties, or any payments to be made by Purchaser to Seller under this Agreement or any of the Other Acquisition Documents.

Section 10.10. No Double Recovery. Neither Party shall be entitled to recover the same or duplicative damages with respect to the same breach from the other Party under more than one of this Agreement and the Ancillary Agreements. For the purposes of this Section 10.10, each Party shall be deemed to have made and received all payments made and received by its Affiliates.

ARTICLE XI

TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned by:

(a) mutual written consent of Seller and Purchaser;

(b) Seller if any of the conditions set forth in Section 4.02 shall have become incapable of fulfillment, and shall not have been waived by Seller, in each case, prior to the Closing;

(c) Purchaser if any of the conditions set forth in Section 4.01 shall have become incapable of fulfillment, and shall not have been waived by Purchaser, in each case, prior to the Closing;

(d) either Party, if the Closing does not occur on or prior to June 30, 2013; or

(e) automatically and without further action by either Party, upon the consummation of the transactions contemplated by the Exercise Notice;

provided, however, that the Party seeking termination pursuant to any of the foregoing clauses (b), (c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 11.02. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) Purchaser shall return to Seller all documents and other material received by Purchaser, its Affiliates and their respective representatives from Seller, any of its Affiliates or any of their respective Affiliates or representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, to Seller; and

(b) all confidential information received by Purchaser, its Affiliates and their respective representatives with respect to Seller, any of its Affiliate or any of their respective Affiliates and the Acquired Assets shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 11.03. Effect of Termination. In the event of termination by Seller or Purchaser pursuant to this ARTICLE XI, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by either Party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this ARTICLE XI, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 9.07 relating to the confidentiality obligations of the Parties; (b) Section 12.07 relating to public announcements; (c) Section 12.08 relating to governing law; (d) Section 12.09 relating to dispute resolution; (e) Section 12.10 relating to expenses; and (f) this ARTICLE XI. Nothing in this ARTICLE XI shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Assignment. Except as otherwise expressly permitted by this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; provided, however, that, following the Closing, either Party shall have the right, without such consent, on written notice to the other Party, to assign all of its rights and obligations hereunder to a successor to all or substantially all of such Party’s business or assets, whether by way of merger, sale of stock, sale of assets or other transaction (or series of related transactions), provided, further, that in the case of an assignment by Purchaser, any assignee shall expressly agree to assume Purchaser’s obligations pursuant to this Agreement, including, the payment obligations under Section 3.02 and the covenants in Section 8.04. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.02. Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

Section 12.03. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and the Indemnitees, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns and the Indemnitees, any legal or equitable rights hereunder.

Section 12.04. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.

Section 12.05. Entire Agreement; Amendments. This Agreement, together with the Ancillary Agreements (in each case, following execution and delivery thereof), contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each Party. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.

Section 12.06. Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

(a) If to Purchaser:

Galena Biopharma, Inc.

310 N. State Street, Suite 208

Lake Oswego, Oregon 97034

Attention: Chief Executive Officer

Facsimile: 855-883-7422

with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

Attention: Dale E. Short

Facsimile: (310) 201-4746

(b) If to Seller:

Orexo AB

P.O. Box 303

SE-751 05 Uppsala

Sweden

Attention:	Chief Executive Officer
Facsimile:	+46 (0)18 780 88 88

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036-6797

Attention:	David S. Rosenthal, Esq.
Facsimile:	(212) 698-3599

All notices shall be deemed given when received by the addressee.

Section 12.07. Public Announcements. Neither Party shall make any public announcement regarding this Agreement, or the subject matter contained herein, without the prior written consent of the other Party (which consent may be withheld in the sole discretion of such other Party), except to the extent required to be disclosed (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC, Swedish Financial Supervisory Authority, or stock exchange disclosure requirements), or (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction; provided, however, that in each case the Party required to disclose such information shall endeavor to give the other Party reasonable advance notice and review of any such disclosure. Notwithstanding the foregoing, the Parties shall coordinate on a mutually acceptable joint press released to be issued by each of the Parties in connection with the execution of this Agreement.

Section 12.08. Governing Law. This Agreement (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of Sweden, without regard to the U.N. Convention on Contracts for the Sale of Goods or the choice of law provisions thereof.

Section 12.09. Dispute Resolution.

(a) The Parties recognise that a bona fide dispute as to certain matters governed by this Agreement may arise that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, either Party may, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such dispute, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated officers are as follows.

For Purchaser: Chief Executive Officer

For Seller: Chief Executive Officer

(b) In the event that such officers shall be unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled by binding arbitration as provided below.

(c) Any arbitration proceeding shall be administered by the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be in Stockholm, Sweden. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties.

(d) The procedures specified in this Section 12.09 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 12.09.

(e) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any such dispute.

Section 12.10. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 12.11. Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Seller and Purchaser or any of their respective Affiliates. Except as otherwise expressly provided herein, neither Party may act on behalf of the other Party, and neither Party may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of the other Party or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties. The relationship of the Parties under this Agreement is, and is intended to be, one of independent contractors hereunder.

Section 12.12. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SELLER:

OREXO AB

/s/ Nicolaj Sorensen
Name:	Nicolaj Sorensen
Title:	CEO and President

PURCHASER:

GALENA BIOPHARMA, INC.

/s/ Mark J. Ahn
Name:	Mark J. Ahn, Ph.D.
Title:	President and Chief Executive Officer

OREXO ASSET PURCHASE AGREEMENT EXHIBITS

EXECUTION VERSION

Exhibit A

Transfer Agreement

[Attached]

Private & Confidential	Execution Copy

DATED	2012

OREXO AB	(1)

and

STRAKAN INTERNATIONAL SARL	(2)

(formerly known as Strakan International Limited)

TERMINATION AND ASSET TRANSFER

AGREEMENT FOR ABSTRAL® IN THE UNITED

STATES OF AMERICA

Tel +44 (0)870 903 1000    Fax +44 (0)870 904 1099    mail@wragge.com    www.wragge.com

CONTENTS

Clause	Heading	Page
1	DEFINITIONS	3
2	TERMINATION OF RAPINYL NORTH AMERICA LICENCE AGREEMENT AND THE ABSTRAL TRADE MARK AGREEMENT	10
3	TRANSFER OF THE ASSETS	12
4	TRANSFER OF REGULATORY APPROVALS IN THE USA AND PROVISION OF TRANSITION SERVICES TO OREXO	13
5	TRANSFER OF CONTRACTS AND RECORDS	16
6	TRANSFER OF STOCK	17
7	ASSIGNMENT OF THE US ABSTRAL MARK	18
8	DEVELOPMENT, MANUFACTURE AND COMMERCIALISATION	19
9	CONFIDENTIALITY	22
10	REPRESENTATIONS AND WARRANTIES	23
11	INDEMNIFICATION	26
12	MISCELLANEOUS PROVISIONS	27

This Termination and Asset Transfer Agreement is made as of the Signature Date (hereinafter defined) between Orexo AB, a limited liability company organised and existing under the laws of Sweden and having its principal place of business at Virdings allé 32, Uppsala, Sweden (“Orexo”) and Strakan International S.à r.l, a limited liability company organised and existing under the laws of Luxembourg and having its principal place of business at Galabank Business Park, Galashiels TD1 1QH, UK (“Strakan”) (each a “Party” and collectively, the “Parties”).

WITNESSETH

WHEREAS, Orexo is the owner of all right, title and interest in certain patents and know-how relating to its proprietary Product (as defined below) for pain treatment in the Orexo Territory (as defined below); and

WHEREAS, the Parties have previously entered into the Rapinyl North America Licence Agreement (as defined below) under which certain exclusive rights were granted to Strakan in the United States of America, Canada and Mexico in respect of Orexo’s patents and know-how; and

WHEREAS, the Parties have previously entered into the Rapinyl EU Licence Agreement (as defined below) under which certain exclusive rights were granted to Strakan in the EU and certain other countries in respect of Orexo’s patents and know-how; and

WHEREAS, in 2011 Kyowa Hakko Kirin Co. Ltd (“KHK”) acquired all issued shares of ProStrakan Group Plc thereby making Strakan an Affiliate of KHK; and

WHEREAS, the Parties on even date herewith have entered into a licence and asset transfer agreement in relation to the Product in the RoW Territory (as defined below) (“Abstral RoW Agreement”); and

WHEREAS, the Parties have agreed to terminate the Rapinyl North America Licence Agreement and to enter into this termination and asset transfer arrangement in relation to the Product in relation to the United States of America upon the terms and conditions hereinafter set forth and to have Mexico and Canada governed by the Abstral RoW Agreement with effect from the Signature Date; and

WHEREAS, the Parties on even date herewith have entered into an Amended and Restated Licence Agreement for Abstral in the EU and certain other countries whereby the Rapinyl EU Licence Agreement is terminated.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

1	DEFINITIONS

1.1	“Abstral Domain Names” means the domain names listed in Exhibit 7.

1.2	“Abstral Trade Mark Agreement” means the letter agreement between the Parties dated 22 September 2011 under which Orexo was granted certain rights in relation to the mark ABSTRAL and Strakan’s trade dress and artwork for the Product as well as Strakan’s training and marketing materials relevant to the Product.

1.3	“Abstral US Mark” means the trade mark ABSTRAL, registered in the United States of America under registration number 3563010 together with all good will associated therewith.

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1.4	“Affiliate” means a person or entity that directly or indirectly through one or more intermediates, controls, is controlled by, or is under common control with the person or entity specified. For the purpose of this definition, “control” shall mean with respect to an entity, the direct or indirect ownership of (a) more than fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or (b) more than fifty percent (50%) of equity or voting interest of the entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction). An entity will be an Affiliate for purposes of this Agreement only so long as it satisfies the definition set forth herein.

1.5	“Assets” means the Abstral US Mark, the Stock, the benefit of the Contracts, the Regulatory Approvals, and the Records.

1.6	“Business Day” means a day other than a Saturday, Sunday or a public holiday in England and Sweden when the banks are open for business in London and Stockholm.

1.7	“cGMP” means the current good manufacturing practices for pharmaceutical products published in Title 21, Parts 210 and 211 of the United States Code of Federal Regulations.

1.8	“Competing Product” means any fast acting formulation of fentanyl.

1.9

“Confidential Information” means all information disclosed, directly or indirectly, by one Party to the other during the term of this Agreement or prior to the Signature Date (including any information disclosed pursuant to the Rapinyl North America Licence Agreement), that is identified as confidential or is customarily regarded as confidential within the pharmaceutical industry, whether disclosed in electronic, tangible, oral or visual form. Confidential Information shall not include such information that: (a) was or becomes generally available to the public other than as a result of an unauthorised disclosure by a Party hereto or any of such Party’s Affiliates, employees, agents or representatives; or (b) was or becomes available to a Party hereto or any of such Party’s Affiliates on a non-confidential basis from a source other than the other Party hereto (or any of such Party’s

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Affiliates, employees, agents or representatives); provided that such source was not known by such other Party or its Affiliates to be bound by an agreement to keep such information confidential or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

1.10	“Contracts” means contracts between Strakan or a Strakan Affiliate and a Third Party exclusively relating to the Product or its Exploitation in the Orexo Territory in force as at the Signature Date, being those contracts brief particulars of which are set out at Exhibit 2.

1.11	“Contract Liabilities” means all losses, costs (including legal costs on an indemnity basis, other professional fees and disbursements and associated VAT), damages, expenses, compensation, interest, charges, actions, proceedings, claims, demands and other liabilities associated with the Contracts.

1.12	“Control” or “Controlled” means possession by a Party of the right to grant to the other Party a licence, sublicense or other right to use, of the scope provided for in this Agreement, to intangible or intellectual property rights (including patent rights, know-how, trade secrets, data and rights to access or cross-reference to a regulatory filing) without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such licence, sub-licence or other right.

1.13	“Exploit” means to research, develop, make or have made, use, offer for sale, market and promote.

1.14	“FDA” means the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions

1.15	“Global Safety Agreement” means the Pharmacovigilance Agreement Regarding Abstral between the Parties dated 24 May 2010.

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1.16	“Good Marketable Condition” means that the Products supplied to Orexo hereunder (i) have been manufactured, packaged and stored in accordance with all applicable Laws, including without limitation the cGMPs, and the NDA Approval; (ii) will at the time of delivery and during the applicable shelf life conform with the NDA Approval and all other applicable Laws provided that Strakan shall not be liable for any failure to meet Good Marketable Condition resulting from Orexo’s or any entity acting on its behalf failure to comply with the NDA Approval.

1.17	“IND” means Investigational New Drug application number 69,190 in relation to the Product in the Orexo Territory.

1.18	“Know-How” means all proprietary methods, discoveries, inventions, devices, technology, trade secretes, compositions, designs, formulae, know-how, show-how, documentation, data and other information processes and analytical methods used in development, manufacture and medical, pre-clinical, clinical and toxicological testing or formulation, development, registration, manufacture, packaging, labelling, import, export, receipt, shipment, or storage, whether now known or hereafter developed, all relating to the Product or its manufacture or use.

1.19	“Landed Cost” means the Ex-Works price to be paid by Orexo to Strakan for purchased Stock that is in Good Marketable Condition being the price set out in Exhibit 4.

1.20	“Law” means all applicable laws (including the United Stated Federal Food, Drug, and Cosmetic Act, the cGMPs, the Prescription Drug Marketing Act, and the Controlled Substances Act) governing the manufacture, marketing, advertising, distribution and sale of the Product or any other obligations of the Parties, including regulations promulgated thereunder.

1.21	“Licensed Field” means all fields of use in humans in all indications.

1.22	“NDA Approval” means NDA approval number 22-510 in relation to the Product in the Orexo Territory.

1.23	“Orexo Know-How” means Know-How which is (a) Controlled by Orexo, its Affiliates or, to the extent Controlled by Orexo, its licensees during the period in which Strakan is complying with its obligations under Section 4 of this Agreement and (b) is useful for Strakan to Exploit the Product in the Orexo Territory in accordance with Strakan’s obligations under this Agreement.

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1.24	“Orexo Patents” means (i) the patents and patent applications identified in Exhibit 1, all patents issued from any such applications, and any other patents issuing from applications that claim the same priority date as any of the patents and patent applications identified on Exhibit 1, (ii) all other patent and patent applications that are Controlled by Orexo or any of its Affiliates at any time during the period in which Strakan is complying with its obligations under Section 4 and that claim the composition-of-matter of a Product, or its formulation or its method of manufacture or use, and (iii) any provisionals, continuations, divisionals, continuation-in-part applications, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, extensions, registrations and confirmations of any of (i) and (ii) above, all to the extent Controlled by Orexo or any of its Affiliates at any time during period in which Strakan is complying with its obligations under Section 4 of this Agreement.

1.25	“Orexo Technology” means all Orexo Patents and Orexo Know-How that are Controlled by Orexo or any of its Affiliates during the period in which Strakan is complying with its obligations under Section 4 of this Agreement.

1.26	“Orexo Territory” means the United States of America including its territories and possessions.

1.27	“Product” means fentanyl citrate sublingual tablets, as described in the NDA Approval and including all dosage strengths thereof.

1.28	“Rapinyl EU Licence Agreement” means the licence agreement dated 2 January 2006 between the Parties (as amended) under which certain exclusive rights relating to Orexo’s proprietary product for pain treatment then referred to as Rapinyl™ were granted to Strakan in respect of the territories being member states of the European Union as of 2 January 2006 and also including Iceland, Norway, Switzerland, and Turkey, Bulgaria and Romania and certain other countries.

1.29

“Rapinyl North America Licence Agreement” means the licence agreement dated 31st July 2008 between the Parties (as amended) under which certain exclusive rights relating to Orexo’s proprietary product for pain treatment then referred to as Rapinyl™ were granted to Strakan in respect of the United States of America, Canada and Mexico and their possessions and territories.

1.30

“Records” means (a) a copy of the Contracts; (b) copies of artwork relating to the packaging of the Product in the USA; (c) registration certificates and prosecution history files for the Abstral US Mark; (d) all batch documentation relating solely to

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the Stock purchased by Orexo in accordance with Section 6.3; (e) all physician lists, customer lists, marketing materials, market research materials, advertising and promotional materials, other similar information and data, including records of sales and cost data, to the extent pertaining to the marketing or distribution of the Product in the Orexo Territory; (f) copies of all books and records and documents relating to field force activities prior to Signing Date including without limitation customer type and visits, frequency of visiting, Abstral position in visit and notes from the sales reps after visit, (g) copies of all books and records and documents generated in the performance of Transition Services, (h) copies of all books and records and documents exclusively relating to the Product in the Orexo Territory; (i) promotional panels specific to the Product applied to booths and displays, and all equipment and other materials used exclusively in connection with the sale or promotion of the Product whether or not located at Strakan’s address; and (j) the Product NDA and IND, in each case to the extent in the possession or control of Strakan or its Affiliates.

1.31	“Regulatory Approvals” means the NDA Approval and the IND.

1.32	“RoW Territory” means all countries of the world except the United States, the countries of the Rapinyl EU Licence Agreement and Japan.

1.33	“Signature Date” means the date of the signature of the last Party to execute this Agreement.

1.34	“Stock” means the supplies of manufactured Product (including any validation batches) held on behalf of Strakan at the warehouse facilities in Cardinal Health SPS, Nashville and Exel Logistics, Mechanicsburg, PA or at the facilities of Pharmaceuticals International Inc or Sharp Corporation, Allentown, PA as at the Signature Date including any additional quantities of Product finally released by or on behalf of Strakan thereafter during the Transition Period.

1.35	“Strakan Know-How” means Know-How which is (a) Controlled by Strakan, its Affiliates or, to the extent Controlled by Strakan, its licensees during the term of this Agreement and (b) is useful for Orexo to Exploit the Product in the Orexo Territory in accordance with its rights under this Agreement.

1.36

“Strakan Patents” means (i) all patent and patent applications that are Controlled by Strakan or any of its Affiliates in the United States of America that claim the composition-of-matter of the Product, or its formulation or its method of

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manufacture or use, and (ii) any provisionals, continuations, divisionals, continuation-in-part applications, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, extensions, registrations and confirmations of any of (i) above, all to the extent Controlled by Strakan or any of its Affiliates.

1.37	“Strakan Technology” means all Strakan Patents and Strakan Know-How.

1.38	“Third Party” means any entity other than Orexo or Strakan or their respective Affiliates.

1.39	“Third Party Costs” means payments made by or on behalf of Strakan or its Affiliates to Third Parties for the provision of Transition Services.

1.40	“Transition Date” means the date when Orexo begins to book sales of Product as provided in Section 4.3 which shall be not later than 31 December 2012.

1.41	“Transition Services” means the regulatory, marketing, promotion, sales, distribution, administrative and other services in respect of the Product that are to be provided by Strakan pursuant to the terms and conditions of this Agreement and the transition plan in Exhibit 5 (the “Transition Plan”).

1.42	Interpretation

(a)	Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b)	“Herein”, “hereby”, “hereunder”, “hereof”, and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c)	All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d)	Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

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(e)	The recitals set forth at the start of this Agreement, along with the Exhibits to this Agreement, and the terms and conditions incorporated in such recitals or Exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and the terms and conditions incorporated in such recitals or Exhibits, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Exhibits the terms of this Agreement shall control;

(f)	In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

(g)	The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

(h)	Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of and to this Agreement;

(i)	All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years;

(j)	Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless to context requires otherwise; and

(k)	Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; and

(l)	The term “book sales” as applied to a Party shall mean that the applicable Party issues an invoice to a Third Party in respect of the applicable sale of the Product.

2	TERMINATION OF RAPINYL NORTH AMERICA LICENCE AGREEMENT AND THE ABSTRAL TRADE MARK AGREEMENT

2.1	With respect to the Orexo Territory, the Rapinyl North America Licence Agreement and the Abstral Trade Mark Agreement are terminated with effect from the

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Transition Date. With respect to Mexico and Canada the Abstral RoW Agreement will govern these countries from the Signature Date. With respect to the Orexo Territory from the Signature Date until the Transition Date, the Rapinyl North America Licence Agreement shall remain in full force and effect with the following amendment:

Articles 2, 3, 4, 5 (subject to Section 2.2 below), 6, 7.1, 7.2, 8, 10 and 11 of the Rapinyl North America Licence Agreement are deleted in their entirety and shall be deemed “Not Used” for the purposes of the Rapinyl North America Licence Agreement. With respect to the Orexo Territory the definition of Net Sales shall from the Signature Date (and with effect on sales made thereafter) be deleted and replaced with the following:

“Net Sales” means the gross amount invoiced by Strakan, its Affiliates or Sub-Licensees for sale of Product, less deductions for: (i) cash discounts actually given; (ii) freight, shipping insurance and other transportation expenses; (iii) sales, value- added, excise taxes, tariffs and duties, and other taxes directly related to the sale; (all to the extent that such items are included in the gross invoice price and specified on the invoice (but not including taxes assessed against the income derived from such sale)); (iv) rebates and returns; (v) bad debts which have been written off by Strakan in accordance with its standard accounting practices provided that bad debts may be deducted only to the extent they do not exceed 2% of the gross amount invoiced.

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Products and other products or services of Strakan or its Affiliates, such that the Products do not bear a disproportionate portion of such deductions. In the event that Strakan subsequently receives payment in respect of a bad debt previously deducted under (v) above, Strakan shall pay Orexo any royalty which would have been due on such sum. The transfer of Product by Strakan to an Affiliate will not be deemed a sale.

2.2

Notwithstanding anything to the contrary in this Agreement or the Rapinyl North America Licence Agreement, Strakan shall make payment of all royalties, sales milestones and other sales based payments (if any) set forth in the Rapinyl North America Licence Agreement, that accrue on Net Sales of Product made by Strakan, its Affiliates or Sub-Licensees (i) in the case of the Orexo Territory, prior to the date on which Orexo begins to book the sales of the Product in accordance with the Transition Plan and, (ii) in the case of Mexico and Canada, prior to the Signature

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Date. Termination of the Rapinyl North America Licence Agreement shall not affect the following provisions of the Rapinyl North America Licence Agreement, which shall continue in full force and effect: 5.5, 5.6, 5.7 and 12.

2.3	All other provisions of the Rapinyl North America Licence Agreement and all provisions of the Abstral Trade Mark Agreement, including any which are expressly stated in the Rapinyl North America Licence Agreement or the Abstral Trade Mark Agreement (as applicable) as surviving its termination, or which might otherwise have done so by implication, will be terminated (i) from the Transition Date in respect of the Orexo Territory and (ii) from the Signature Date in respect of Mexico and Canada.

2.4	Subject to Section 2.5, each Party hereby releases and discharges the other from all claims or demands under or in connection with the Rapinyl North America Licence Agreement and the Abstral Trade Mark Agreement including without limitation claims for negligence, whether arising before or on the Signature Date, in each case whether known or unknown to the releasing Party.

2.5	The release and waiver at Section 2.4 shall not apply to:

(a)	the Parties’ past and future obligations and liabilities arising under the surviving provisions of the Rapinyl North America Licence Agreement as set out in Sections 2.1 and 2.2;

(b)	the Parties obligations under this Agreement.

3	TRANSFER OF THE ASSETS

3.1	In consideration of the mutual promises and releases set out in this Agreement and the payment of the Landed Cost in accordance with Section 6.3 below, Strakan shall transfer the Assets to Orexo in accordance with the terms of this Agreement.

3.2	Title, right and interest in and to the Assets shall pass as follows:

(a)	title to and beneficial ownership of the Regulatory Approvals shall pass to Orexo as provided in Section 4;

(b)	title to and beneficial ownership of the Contracts shall pass to Orexo as provided in Section 5;

(c)	title to and beneficial ownership of the Abstral US Mark shall pass to Orexo as provided in Section 7;

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(d)	title to and beneficial ownership of the Stock shall pass to Orexo as provided in Section 6.2; and

(e)	title to and beneficial ownership of the Records shall pass to Orexo as provided in Section 5.2.

3.3	As from the Signature Date, all the Assets shall, pending any necessary payment, legal assignment, novation or assurance, be held by Strakan on trust for Orexo absolutely meaning that Orexo shall be entitled to all benefit out of such Assets during such period. Any payments emanating from such Assets shall be considered held on Orexo’s account (sw: redovisningsmedel).

4	TRANSFER OF REGULATORY APPROVALS IN THE USA AND PROVISION OF TRANSITION SERVICES TO OREXO

4.1	Following the Signature Date, the Parties shall cooperate to secure the transfer of the Regulatory Approvals from Strakan to Orexo in accordance with the Transition Plan. Strakan and Orexo shall use reasonable endeavours to complete such transfer as soon as possible after the Signature Date and in accordance with the Transition Plan.

4.2	Strakan will sign any notices, applications or other documents presented to it by Orexo that are necessary to transfer the Regulatory Approvals to Orexo unless Strakan reasonably believes that any document presented is misleading. Any communications with the FDA by Strakan in relation to the Product after the Signature Date shall be made in consultation with Orexo.

4.3

Subject to Section 6.2, during the period beginning on the Signature Date and ending on the Transition Date or, if Orexo begins to book sales prior to 31st December 2012, as long as requested by Orexo but not beyond 31st December 2012 (“the Transition Period”), Strakan shall provide the Transition Services to Orexo in accordance with the Transition Plan. Strakan agrees that if requested in writing by Orexo it will provide transition services (excluding marketing and promotion services) relating to the Product after 31 December 2012 subject to (i) Orexo reimbursing Strakan for any Third Party Costs incurred in connection therewith and (ii) Orexo paying Strakan for its FTE Costs incurred in provided such services at Strakan’s then prevailing FTE rates provided that such services will not be provided

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beyond 31 March 2013. Strakan shall be responsible for its costs and all Third Party costs incurred by Strakan in connection with the provision of the Transition Services and as described in the Transition Plan except that Orexo will reimburse Strakan for all Third Party costs incurred by Strakan and relating to the period after 30 September 2012 as set out in the Transition Plan. Strakan will invoice Orexo for any such Third Party costs incurred by Strakan after 30 September 2012 and Orexo shall pay such sums to Strakan with thirty (30) days of the date of the applicable invoice. Orexo shall provide Strakan with any assistance it reasonably requires to comply with its obligations under this Section 4.3. Upon Orexo’s request, Strakan shall provide reasonable supporting documentation of Third Party Costs. Strakan shall not incur Third Party Costs without Orexo prior written approval if exceeding $1,000 per item or $5,000 in the aggregate, unless identified in a budget approved by Orexo in writing in advance. For clarity the budgeted items identified in the Transition Plan shall be deemed approved. Notwithstanding anything to the contrary herein or in the Transition Plan, the annual establishment and product user fees payable in 2012 shall be proportioned between the Parties such that Strakan bears the cost of such fees to the extent such fees relate to the period when Strakan books the sales and Orexo bears the remaining part of said user fees.

4.4	Any assets involved in the provision of services by Strakan under this Section 4 shall remain at all times the property of Strakan or its Affiliates, save as expressly provided in this Agreement.

4.5	Strakan shall perform the Transition Services under the Transition Plan in compliance with all applicable Laws, enactments, orders, regulations and standards and will obtain and maintain in force for the Transition Period all applicable licences, permissions, authorisations, consents and permits reasonably required to perform the Transition Services in accordance with this Section 4 and the terms of this Agreement and the Transition Plan.

4.6	Orexo shall have the option, but not the obligation, to assume full responsibility for all or any part of the Transition Services prior to the end of the Transition Period. Orexo, in its sole discretion, shall have the right to determine the timing of the Transition Date, provided that such date shall not be later than December 31, 2012.

4.7	No staff shall transfer between Strakan and Orexo at the commencement or expiration of the Transition Period.

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4.8	Strakan agrees to notify Orexo promptly of any event which could reasonably be expected to have a material adverse effect on the business related to the Product. Strakan shall not offer prices, rebates, discounts and other sales terms which have not previously and customarily been offered by Strakan. During said period Strakan shall also observe customary stock rotation principles.

4.9	During the Transition Period, Strakan shall have a non-exclusive royalty-free licence right under the Orexo Technology and the Abstral US Mark to carry out the activities under this Section 4 in the Orexo Territory. Such licence shall be sublicensable to the extent required by Strakan to comply with its obligations under this Section 4.

4.10	From the Transition Date or, if earlier, the date on which the applicable Regulatory Approval is assigned to Orexo pursuant to the Transition Plan and subject to Strakan’s obligations under this Section 4, Orexo shall be responsible for fulfilling all legal and regulatory obligations under the Regulatory Approvals, including maintaining the Regulatory Approvals.

4.11	Product Returns. Returns shall be the responsibility of the Party who shipped the lot with respect to which a return has occurred. During the Transition Period, Strakan shall be responsible for all Product returns. From and after the Transition Date, Strakan shall be responsible for, and shall reimburse Orexo for, the originally invoiced value of the returns of the Product from batches from which any sale has been made by Strakan prior to the Transition Date.

4.12

Recalls. If the FDA or any other regulatory authority with applicable jurisdiction shall order, or it shall otherwise become necessary to perform, any corrective action or market action with respect to the Product following the date of transfer of the NDA to Orexo (including, without limitation, any recall, field correction, market withdrawal, stock recovery, customer notice or restriction), Orexo shall have the exclusive responsibility to appropriately manage such action. If such corrective action or market action is necessitated by the breach by one of the Parties of any of its warranties, representations, obligations, covenants or agreements contained herein, then such Party shall be liable, and shall reimburse the other Party, for all reasonable costs incurred by the non-breaching Party in connection with such action (including, without limitation, reasonable attorney’s fees and expenses). If each of the Parties is partly responsible for such corrective action or market action, then each Party shall be responsible for its proportionate

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share of such costs. If neither Party is responsible for such corrective action or market action, then Orexo shall be responsible for such costs. Strakan shall appropriately cooperate with Orexo, including the completion of an investigation and the preparation and submission of a complaint report to Orexo or its designees. The preceding shall not be in lieu or limitation of any obligation of indemnity of a Party pursuant to Section 11.

5	TRANSFER OF CONTRACTS AND RECORDS

5.1	The Contracts shall be dealt with as follows:

(a)	this Agreement shall constitute an assignment to Orexo of the benefit of all the Contracts which Strakan is entitled to assign without the consent of any Third Party in each case with effect from the Transition Date;

(b)	as from the Transition Date Strakan shall hold the benefit of those of the Contracts which cannot be assigned without the consent of a Third Party for Orexo (and all rights, revenues, obligations, liabilities and losses arising from them after the Transition Date shall belong to and be borne by Orexo) and Strakan shall, at Orexo’s request, give to Orexo all reasonable assistance at no cost to Strakan to enable Orexo to enforce the Contracts;

(c)	Orexo and Strakan shall each use their reasonable endeavours to obtain all necessary consents for and subsequently effect the assignment or novation of each of the Contracts referred to in Section 5.1(b) using the agreed form deed of novation attached at Exhibit 6; and

(d)	with effect from the Transition Date and subject to Strakan performing its obligations under this Section 5 and Section 4 above Orexo shall assume the obligations and carry out, complete and discharge all of the obligations of Strakan under the Contracts and shall indemnify Strakan from all Contract Liabilities to the extent arising from any event, circumstance or condition occurring after the Transition Date.

5.2	During the Transition Period and in accordance with the Transition Plan Strakan will deliver the Records to Orexo. Strakan shall be entitled to retain a copy of the Records to enable Strakan and its Affiliates to comply with all applicable Laws and regulations or to comply with its obligations or enforce its rights under this Agreement or the other agreements referred to in the Background section of this Agreement.

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6	TRANSFER OF STOCK

6.1

The Stock shall transfer to Orexo as follows. Orexo shall have the right but not the obligation to purchase at its election all or part of Strakan’s Stock existing on the date on which Orexo starts to book the sales of Product in the Orexo Territory that is in Good Marketable Condition at the Landed Cost. Upon Orexo’s written request to purchase selected part of the Stock (which request shall be made no later than ten (10) days prior to the date on which Orexo begins to book sales of Product in the Orexo Territory) Strakan shall provide in writing within five (5) days after such request information specifying in detail the inventory of Stock and the remaining shelf-life of the Stock to the extent such information has not previously been provided by Strakan to Orexo. Orexo may inspect the inventory of Stock, at its option within five (5) days of receiving such written information from Strakan. Orexo shall inform Strakan in writing within ten (10) days after receiving such written information (or after any inspection by Orexo whichever is later) what Stock it shall purchase. Strakan shall promptly ship the purchased Stock to Orexo or its designated Third Party at Orexo’s cost and risk. Payment for Stock so purchased by Orexo shall be made as provided in Section 6.3. Each delivery of Stock shall be accompanied by a Certificate of Analysis for each Product batch delivered. Any Stock which Orexo does not purchase shall be destroyed by Strakan unless otherwise agreed in writing by the Parties. Any quantities of the Stock purchased by Orexo that is not in Good Marketable Condition may be returned by Orexo for a full refund of the Landed Cost paid for such Stock and reimbursement of direct costs incurred by Orexo in connection with transport of such Stock to Strakan or its destruction. Orexo shall notify Strakan in writing of any such defective Stock within (i) 30 days from delivery in the case of a defect that is apparent on normal visual inspection; or (ii) 30 days from the date on which Orexo became aware of the defect in the case of a defect that is not apparent on normal visual inspection. If Strakan does not acknowledge a defect claimed by Orexo, the parties shall endeavour to settle such disagreement in an amicable and constructive manner. In the event that the Parties fail to agree within four (4) weeks after receipt of the notice of defects, the Parties agree to nominate an independent, reputable laboratory, acceptable to both Parties, which shall examine representative examples taken from such consignment, using the methods of analysis agreed upon by both Parties, and the result shall be binding on both

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Parties. The Party whose opinion is not supported by the laboratory, shall pay the fees to the laboratory. It shall be Strakan’s responsibility at its cost to destroy any Stock that is not in Good Marketable Condition and shall provide Orexo with appropriate documentation evidencing that such destruction has taken place.

6.2	From the date on which the Stock is shipped to Orexo pursuant to Section 6.1 above, Orexo shall be responsible for all costs associated with storing, marketing and distributing the Stock including warehousing, insurance and transportation costs.

6.3	Strakan shall invoice Orexo for the Stock upon shipment as provided in Section 6.1. Within 30 days of the date of such invoice, Orexo shall pay to Strakan a sum equivalent to the Landed Cost of the Stock so purchased.

6.4	The payment due under Section 6.3 shall be paid in immediately available funds in USD to the bank account designated in writing by Strakan.

6.5	In the event that the payment due under Section 6.3 is not paid in full within thirty (30) days after the due date as per Section 6.3, the sums owing shall, after prior notice from Strakan and a five (5) Business Day cure period, bear interest at an annual rate of interest equal to the London Interbank Offered Rate (“LIBOR”), plus five (5) percentage points, calculated on the number of days such sums are delinquent.

6.6	Orexo shall have a non-exclusive licence to use any Strakan trade marks which are present on the packaging of the Stock purchased by Orexo and to use such marks to the extent required by applicable law or regulation in the Orexo Territory to promote and sell the Stock so purchased. Such trade marks shall be used in accordance with Strakan’s reasonable instructions and Orexo shall not do or cause to be done anything which might damage, tarnish or jeopardise such trade marks and the goodwill associated with them.

7	ASSIGNMENT OF THE US ABSTRAL MARK

7.1

Strakan agrees to assign all right, title and interest in and to the Abstral US Mark and the Abstral Domain Names to Orexo. On execution of this Agreement, the Parties shall enter into the agreed form assignment document at Exhibit 3 in order to give effect to the assignment of the Abstral US Mark. Strakan hereby grants Orexo a free of charge non-terminable and perpetual sublicensable right and

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license to use in the Orexo Territory for the Exploitation of the Product any Strakan’s trade dress and artwork for the Product as well as Strakan’s training and marketing material relevant for the Product under any intellectual property rights Controlled by Strakan provided that such licence shall not include Strakan’s trade marks which are covered in Section 6.6.

7.2	Strakan shall sign any documents and do all such other things as are reasonably necessary to transfer the Abstral Domain Names to Orexo together with the 1-800-ABSTRAL freephone telephone number.

8	DEVELOPMENT, MANUFACTURE AND COMMERCIALISATION

8.1	From the Transition Date, subject to Strakan’s obligations under Section 4, Orexo shall be responsible for the Exploitation of the Product in the Orexo Territory at its sole discretion. Orexo shall provide prior written notice to Strakan of the identity of any Third Party which it or its Affiliates or licensees or distributors are proposing to appoint to manufacture the Product. If such Third Party manufacturer could, in the reasonable opinion of Strakan, be considered to be a potential generic supplier of the Product in any part of the world Strakan shall be entitled to object to such appointment provided such objection is notified to Orexo within fourteen (14) days of the date of Orexo’s notice containing the identity of the proposed Third Party manufacturer. If Strakan provides such a notice of objection Orexo will not and will procure that its Affiliates, licensees and distributors will not appoint the proposed Third Party manufacturer to manufacture the Product.

8.2	Licence Grant: Strakan hereby grants to Orexo, and Orexo hereby accepts, an exclusive (even as to Strakan) perpetual non-terminable paid-up sublicensable licence to develop, make or have made, use, sell, offer for sale, market and promote the Product for all uses in the United States of America under the Strakan Technology. The following provisions in the Rapinyl EU Licence Agreement shall apply mutatis mutandis to Orexo’s license rights to the Strakan Patents in the United States of America: Sections 9.2 through 9.5.

8.3	Competing Products: Strakan agrees that for five years from the Signature Date neither it nor its Affiliates will directly or indirectly sell, market or otherwise promote including by means of a licence any Competing Product in the Orexo Territory.

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8.4	Reporting Adverse Events: In accordance with the Global Safety Agreement between the Parties, Strakan shall continue to own the global safety database for the Product. Orexo shall keep Strakan informed of any information of which it becomes aware concerning adverse events (as defined in the applicable FDA regulations, the then current edition of ICH Guidelines and any other relevant regulations or regulatory guidelines or any other safety problem of any significance, hereafter “Adverse Events”), product quality and product complaints involving Adverse Events relating to the Product. The Parties will negotiate in good faith any necessary amendments to the Global Safety Agreement within sixty (60) days of the Signature Date.

Each of the Parties hereto shall disclose to the other Party all safety reports and other information (collectively “Safety Data”) which they may from time to time receive or obtain (whether from sources within or without the Orexo Territory) with respect to any adverse drug experiences with respect to the Product, in accordance with a reporting protocol to be mutually agreed by the Parties as promptly as possible following the Signature Date. Orexo shall be responsible for the reporting of Safety Data to FDA as of the Transition Date, Strakan shall be responsible for such reporting before the Transition Date.

8.5	General Reporting: After the Transition Date:

(a)	Strakan shall immediately pass to Orexo all notices and correspondence which Strakan or its Affiliates receive after the Transition Date in relation to the Product in the Orexo Territory (other than relating to the activities of Strakan or its Affiliates before the Transition Date); and

(b)	Orexo shall immediately pass to Strakan all notices and correspondence with Orexo or its Affiliates receive after the Transition Date in relation to the activities of Strakan or its Affiliates with regard to the Product in the Orexo Territory before the Transition Date.

8.6	Regulatory Matters.

(a)	Responsibility for the Product. Subject to compliance by the Parties with the applicable provisions of the Transition Plan, from and after the Transition Date (or such earlier date as the NDA transfers to Orexo in accordance with Section 8.6(b) below), Orexo shall have all regulatory responsibilities under applicable Laws and regulations, reporting and otherwise, in connection with the Product in the Orexo Territory.

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(b)	Transfer of NDA. On the Transition Date (or an earlier date agreed upon by the Parties), the Parties shall file with the FDA all of the documents and information required by the FDA to effect the transfer of the NDA from Strakan or any Affiliate to Orexo or an Affiliate of Orexo designated by Orexo. Strakan shall file and shall cause its Affiliates to file all of the documents and the information required of a former owner, including but not limited to a letter acknowledging the transfer of ownership of the NDA, and Orexo shall file the information required of a new owner. Each of Orexo and Strakan shall take any and all other actions required by the FDA or other relevant regulatory authorities, if any, to effect the transfer of the NDA from Strakan or its Affiliate to Orexo or its designated Affiliate as soon as reasonably practicable after the Transition Date (or other agreed upon date). Strakan may retain an archival copy of the NDA, including supplements and records that are required to be kept under applicable Law.

(c)	Communications with Regulatory Agencies. Subject to the respective obligations of the Parties set forth in the Transition Plan, from and after the Transition Date (or, if earlier, the date of transfer of the NDA Approval to Orexo in accordance with Section 8.6(a) above), Orexo shall have responsibility for all communication with the FDA with respect to the matters relating to the Product in or with respect to the Orexo Territory. From and after the Signature Date, Strakan shall make available to Orexo, copies of all correspondence to or from the FDA or other applicable regulatory authority relating to the manufacturing and testing of the Product in the Orexo Territory. From and after the Signature Date, Strakan shall make available to Orexo copies of all regulatory correspondence regarding regulatory warning letters, untitled letters, and correspondence bearing on the safety and efficacy of the Product in the Orexo Territory.

(d)	Additional Information. From and after the Transition Date, Strakan shall provide to Orexo in a timely manner, but in no event less than sixty (60) days prior to the due date of Orexo’s annual report to the FDA with respect to the Product, all information (in written form) which Orexo reasonably requests regarding the manufacture of the Stock which Orexo purchases from Strakan in accordance with Section 6.1 which may be needed for Orexo to comply with applicable annual reporting requirements of the FDA and applicable Laws.

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9	CONFIDENTIALITY

9.1	Confidentiality: Except to the extent expressly authorised by this Agreement, the Parties agree that, for a period of ten (10) years after the Signature Date of this Agreement, the Party that has received (“Recipient”) Confidential Information from the other Party (whether under the terms of this Agreement or the Rapinyl North America Licence Agreement) will keep confidential and will not publish or otherwise disclose to any Third Party other than its employees, directors, sublicensees, licensees, advisors or Affiliates or, to the extent reasonably necessary to exercise its rights hereunder, other Third Parties, who, in each case, are under a confidentiality obligation substantially equivalent to that of the Recipient, and will not use for any purpose other than exercising its rights and performing its obligations under this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement. Each Party will use at least the same standard of care with any Confidential information it receives as it uses to protect its own Confidential Information, but no less than reasonable care, and each Party will promptly notify the other Party upon discovery of any unauthorised use or disclosure of the other party’s Confidential Information.

9.2	Permitted Disclosures: The confidentiality obligations contained in Section 9.1 will not apply to the extent that the Recipient is required (a) to disclosure information by law, order, or regulation of a governmental agency or a court of competent jurisdiction, (b) to disclose information to any regulatory authority for purposes of obtaining approval to test or market a Product or (c) to satisfy either Party’s duty of disclosure or other requirement in the prosecution of any patent rights, provided, that in each case, that the Recipient will give written notice thereof to the other party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided further, that the Recipient will give reasonable assistance to the disclosing Party to preserve the information as confidential, that the Recipient will only disclose such Confidential Information to the extent required and that such information will remain Confidential Information hereunder despite such disclosure.

9.3

Disclosure of Financial and Other Terms: Except as required by applicable laws, treaties and agreements (including securities laws), the Parties agree that the material terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, (a) either party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or

22

other public statements, pursuant to applicable laws, regulations and stock exchange rules (e.g. the London Stock Exchange, the Tokyo Stock Exchange, Nasdaq OMX Nordic (Stockholmsbörsen), or any other stock exchange on which securities issued by Strakan or Orexo or their Affiliates may be issued); provided, such party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement, to any potential acquirer, merger partner or potential providers of financing and their advisors.

10	REPRESENTATIONS AND WARRANTIES

10.1	Mutual Representations and Warranties of Orexo and Strakan hereby represent and warrants to the other Party as of the Signature Date as follows:

(a)	It is duly organised, validly existing and in good standing under the laws of the jurisdiction of incorporation. It has the requisite legal and company power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires;

(b)	It has all requisite legal and company power and authority (including shareholder authority) to enter into this Agreement and to perform the obligations contemplated hereunder. All company actions on its part, its boards of directors or managers, or similar governing body and its equity holders necessary for (i) the authorisation, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.

(c)

This Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of

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creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought).

(d)	Each Party covenants and agrees as to any Third Party suit, action, arbitration or judicial proceeding or any governmental investigation or inquiry, relating to the Assets or the Product, being prosecuted or defended by the other Party, to cooperate in making records available to such other Party and to provide such access to, and use of, such information and data as reasonably requested by such other Party in connection therewith. Each Party will reimburse the Party providing such cooperation for its reasonable out-of-pocket expenses incurred in connection with its obligations under this Section 10.1(d).

10.2	Additional Representations and Warranties of Strakan

Strakan hereby further represents and warrants to Orexo as of the Signature Date that:

(a)	As far as Strakan and its Affiliates are aware there are no threatened or actual claims, litigation or disputes (including product liability claims and governmental actions or investigations) relating to the Product in the Orexo Territory.

(b)	Strakan, its Affiliates and licensees have complied with, and will comply with in respect of Transition Services, all applicable Laws and regulations in relation to the development, manufacture, marketing, promotion, distribution or sale of the Product in the Orexo Territory.

(c)	Strakan has, prior to the Signature Date, provided Orexo with true, complete and up-to-date copies of all documents comprising each of the Contracts and there has been no amendment or addition to any of them, whether express or implied, which is not contained in those documents.

(d)	Each of the Contracts is in full force and effect, none of Strakan, any of its Affiliates or any Third Party is in breach of any of its obligations under the Contracts and there are no circumstances likely to give rise to any such breach by Strakan, any of its Affiliates or any Third Party.

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(e)	No event or omission has occurred which would entitle Strakan, any of its Affiliates or any Third Party to terminate prematurely any of the Contracts.

(f)	No provision of the Contracts is void, voidable or otherwise unenforceable in any respect (including in relation to the payment or receipt of interest).

(g)	Strakan and its Affiliates have complied with all its and their obligations under the Contracts and none of the Contracts is or will become liable to termination because of any breach by or on behalf of Strakan or the transaction contemplated by this Agreement.

(h)	The Stock purchased by Orexo will be in Good Marketable Condition.

(i)	Strakan or its Affiliates are the legal and beneficial owners of the Abstral US Mark, the Regulatory Approvals, the Abstral Domain Names and the Stock.

(j)	Strakan or its Affiliates has the right to provide the Records to Orexo for the intended purpose in accordance with this Agreement.

10.3	Disclaimer of Warranties: Except as otherwise expressly provided in this Agreement or mandated by applicable law (without the right to waive or disclaim), neither party makes any representation or warranty with respect to the licensed compounds, product, any technology, goods, services, rights, or other subject matter of this Agreement and hereby disclaims all warranties, conditions or representations of any kind, express or implied, including implied warranties of performance, merchantability, satisfactory quality, fitness for a particular purpose of non-infringement of third party intellectual property rights.

10.4	Limitation of Liability: Orexo shall not be entitled to make any claim in relation to any representation or warranty of Strakan in Section 10.2 in respect of:

(a)	Anything arising directly or indirectly from any fact, matter or circumstance fairly disclosed in any of the documents provided to Orexo by Strakan prior to the Signature Date;

(b)	Any matter of which Orexo, its agents or advisers or any of them has actual or imputed knowledge as at the Signature Date;

(c)	Any matter or thing done or omitted to be done in accordance with this Agreement or otherwise at the written request or the approval in writing of Orexo.

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11	INDEMNIFICATION

11.1	Indemnification by Strakan: Except to the extent required to be indemnified by Orexo under Section 11.2, Strakan shall indemnify, defend and hold harmless Orexo, its Affiliates, and its and their respective, directors, officers, employees and agents (collectively “the Orexo Indemnified Party”) against any and all claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, arising out of any claim or action brought by a Third Party (collectively, “Losses”) incurred or suffered by the Orexo Indemnified Party to the extent arising out of or caused by:

(i)	The breach by Strakan of one or more of its representations, warranties or other material obligations under this Agreement;

(ii)	The development, testing, manufacture, distribution, marketing, promotion or sale of Products by or on behalf of Strakan, its Affiliates and Sub-Licensees in the Orexo Territory as well as Mexico and Canada, including their possessions and territories (including without limitation any claims based upon product liability) prior to the Transition Date or, in the case of Mexico and Canada, Signature Date.

11.2	Indemnification by Orexo: Except to the extent required to be indemnified by Strakan under Section 11.1, Orexo shall indemnify, defend and hold harmless Strakan, its Affiliates, and its and their respective, directors, officers, employees and agents (collectively “the Strakan Indemnified Party”) against any and all Losses (as defined above) incurred or suffered by the Strakan Indemnified party to the extent arising out of or caused by:

(i)	The breach of Orexo of one or more of its representations, warranties or other material obligations under this Agreement;

(ii)	The development, manufacture, distribution, marketing, promotion or sale of the Product by or on behalf of Orexo or its Affiliates or licensees in the Orexo Territory (including without limitation any claims based upon product liability) after the Transition Date.

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11.3	Notification of Liabilities/Losses: In the event that either party intends to seek indemnification for any claim under any of Sections 11.1 or 11.2, it shall inform the other Party of the claim promptly after receiving notice of the claim.

(i)	In the case of a claim for which Orexo seeks indemnification under Section 11.1, Orexo shall permit Strakan to direct and control the defence of the claim and shall provide such reasonable assistance as is reasonably requested by Strakan (at Strakan’s cost) in the defence of the claim, provided that nothing in this Section 11.3 shall permit Strakan to make any admission on behalf of Orexo, or to settle any claim or litigation which would impose any financial obligations on Orexo without the prior written consent of Orexo, such consent not to be unreasonably withheld or delayed.

(ii)	In the case of a claim for which Strakan seeks indemnification under Section 11.2, Strakan shall permit Orexo to direct and control the defence of the claim and shall provide such reasonable assistance as is reasonably requested by Orexo (at Orexo’s cost) in the defence of the claim, provided always that nothing in this Section 11.3 shall permit Orexo to make any admission on behalf of Strakan, or to settle any claim or litigation which would impose any financial obligations on Strakan without the prior written consent of Strakan, such consent not to be unreasonably withheld or delayed.

11.4	Neither Party limits or excludes its liability for fraudulent misrepresentation nor for death or personal injury arising from its negligence.

11.5	Exclusive Remedy: Each Party agrees that its sole and exclusive remedy with respect to Losses shall be pursuant to the indemnification provisions of this Section 11.

11.6	Insurance: Immediately upon execution of this Agreement, and for a period of five (5) years thereafter, each party shall maintain adequate liability insurance coverage in such amounts and with such coverage as is customary for similar products in the Orexo Territory, including any legally mandatory insurance.

12	MISCELLANEOUS PROVISIONS

12.1

Consequential Damages: In no event shall either Party or their Affiliates be liable for special, punitive, indirect, incidental or consequential damages, whether based on contract, tort or any other legal theory and irrespective of whether such Party

27

has been advised of the possibility of any such loss or damage, provided, that this limitation shall not limit the indemnification obligation of such Party under the provisions of Section 11 for such damages claimed by a Third Party and nothing in this Section 12.1 is intended to limit Orexo’s payment obligations under Section 6.

12.2	Further Actions: Each Party agrees at its own cost to execute, acknowledge and deliver such further instructions or documents, and to do all such other actions, as may be necessary or appropriate in order to carry out the full purposes and intent of this Agreement.

12.3	Compliance with Laws: Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the parties’ activities hereunder with all applicable Laws, rules, ordinances, regulations and guidelines. Each Party shall provide the other Party such reasonable assistance as may be required for the Party requesting such assistance to comply with all such Laws, rules, ordinances, regulations and guidelines of all governmental entities, bureaus, and agencies having jurisdiction pertaining to this Agreement, including obtaining all import, export and other permits, certificates, licenses or the like required by such Laws, rules, ordinances, regulations and guidelines necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.

12.4	Force Majeure: Neither Party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement (other than any payment or confidentiality obligations) resulting from fire, flood, other natural disasters, war, labour difficulties, interruption of transit, accident, explosion, civil commotion, and acts of any governmental authority; provided, that the Party so affected shall give prompt notice thereof to the other. If any such cause prevents either Party from performing any of its material obligations hereunder for more than ninety (90) days, the other Party may then terminate this Agreement upon thirty (30) days prior notice. Except as provided in the preceding sentence, no such failure or delay shall terminate this Agreement, and each party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

12.5	Amendment: No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in a writing that explicitly refers to this Agreement and that is signed by a duly authorised officer of each Party.

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12.6	Waiver: Except to the extent otherwise expressly set forth in this Agreement, the rights and remedies of the Parties set forth herein or otherwise available at law or equity are cumulative and not alternative. No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorised officer of the waiving Party.

12.7	Counterparts: This Agreement shall be executed in two or more counterparts, each of which shall contain the signature of the Parties and all such counterparts shall constitute one and the same agreement.

12.8	Descriptive Headings: The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9	Assignment: Neither Party shall have the right to assign this Agreement nor any of its rights hereunder, nor delegate any of its obligations hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) Orexo and Strakan may assign this Agreement to any purchaser of all or substantially all of its assets or all of its assets to which this Agreement relates or to any successor entity resulting from any merger or consolidation of Orexo or Strakan with or into such entity, or (ii) Orexo and Strakan may assign this Agreement to any of its Affiliates but only for as long as such Affiliate remains an Affiliate of the assigning Party provided that the assigning Party remains primarily liable for all of its obligations hereunder and such Affiliate agrees to be bound hereunder. Any attempt to assign this Agreement in breach of the foregoing shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and permitted assigns.

12.10	Notices: All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by email or facsimile transmission (receipt verified), five (5) days after mailed by registered or certified air mail (return receipt requested), postage prepaid, or two (2) days after sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof): If to OREXO, addressed to:

Orexo AB

Att: CEO

P.O. Box 303

SE-751 05 Uppsala

Sweden

Anders.Lundstrom@orexo.com

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If to Strakan, addressed to:

Andrew McLean

Director

Strakan International Sarl

Galabank Business Park

Galashiels TD1 1QH

UK

Andrew.McLean@prostrakan.com

12.11	Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and the parties shall in good faith seek to agree on an alternative provision reflecting the intent of the Parties that is enforceable.

12.12	Entire Agreement: This Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof.

12.13	Governing Law: This Agreement (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of Sweden, without regard to the choice of law provisions thereof.

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12.14	Dispute Resolution

(a)	The Parties recognise that a bona fide dispute as to certain matters governed by this Agreement may arise that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, either Party may, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such dispute, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated offices are as follows.

For Orexo:	Chief Executive Officer

For Strakan:	Chief Executive Officer

(b)	In the event that they shall be unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled by binding arbitration as provided below.

(c)	Any arbitration proceeding shall be administered by the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be in Stockholm, Sweden. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties.

(d)	The procedures specified in this Section 12.12 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such action the Parties will continue to participate in good faith in the procedures specified in this Section 12.12.

(e)	Each party is required to continue to perform its obligations under this Agreement pending final resolution of any such dispute.

31

12.15	Independent Contracts: Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or otherwise authorised in writing.

[Remainder of page intentionally left blank - Signature pages to follow]

32

This Agreement has been executed in two (2) original copies of which the (Parties) have taken one (1) each. The Agreement shall come into force on the date given at the beginning of this Agreement.

For and on behalf of Orexo AB

Date:	June 1 2012

Signed by:	/s/ Anders Lundstrom	[ILLEGIBLE]

Full name	Anders Lundstrom	[ILLEGIBLE]

Position:	CEO	CFO

For and on behalf of Strakan International S.à r.l

Date:	1st June 2012

Signed by:	/s/ Andrew McLean

Full name:	Andrew McLean

Position:	Director & General Counsel

33

EXHIBIT 1

Orexo Patents

1	Fentanyl Composition for the Treatment of Acute Pain

US Patent No. 6,759,059

2	Pharmaceutical Composition for the Treatment of Acute Disorders

US Patent No. 6,761,910

34

EXHIBIT 2

Contracts

1	Additional Service Agreement dated 30 June 2010 between Strakan International Limited and Pharmaceuticals International Inc

2	Additional Service Agreement dated 11 October 2010 between Strakan International Limited and Pharmaceuticals International Inc

3	Additional Service Agreement dated 11 March 2011 between Strakan International Limited and Pharmaceuticals International Inc

4	Supply Agreement dated 1 September 2010 between Strakan International Limited and Sharp Corporation.

35

EXHIBIT 3

Agreed Form Trade Mark Assignment

Private & Confidential

DATED              20

STRAKAN INTERNATIONAL SARL	(1)

and

OREXO AB	(2)

TRADE MARK ASSIGNMENT

36

THIS AGREEMENT is dated [DATE]

PARTIES

(1)	Strakan International S.à r.l a limited liability company organised and existing under the laws of Luxembourg and having its principal place of business at Galabank Business Park, Galashiels TD1 1QH, UK (“Strakan”).

(2)	Orexo AB a limited liability company organised and exiting under the laws of Sweden and having its principal place of business at Virdings allé 32, Uppsala, Sweden (“Orexo”).

Each a “Party” and collectively, the “Parties”.

BACKGROUND

(A)	Strakan is the proprietor of the Abstral US Mark (as defined below).

(B)	By the Main Agreement (as defined below) Strakan has agreed to assign the Abstral US Mark to Orexo on the terms set out in this Agreement.

AGREED TERMS

1	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Abstral US Mark: the registered trade mark ABSTRAL, registered in the United States of America under registration number 3563010 together with all goodwill associated therewith.

Main Agreement: the Termination and Asset Transfer Agreement for Abstral™ in the United States of America dated [DATE] between Strakan and Orexo.

1.2	Clause and schedule headings shall not affect the interpretation of this Agreement.

1.3	References to clauses are to the clauses of this Agreement.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular and a reference to one gender shall include a reference to the other genders.

1.5	A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

1.6	Writing or written includes faxes but not e-mail.

1.7	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

2	Assignment

2.1	Pursuant to and in consideration of the mutual obligations and promises set out in the Main Agreement, Strakan hereby assigns to Orexo all right, title and interest in and to the Abstral US Mark, including:

(a)	all statutory and common law rights (including goodwill) attaching to the Abstral US Mark; and

(b)	the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action (including passing off) arising from ownership, of the Abstral US Mark whether occurring before, on or after the date of this Agreement.

3	Further assurance

3.1	Strakan shall and shall use all reasonable endeavours to procure that any necessary third party shall, at Strakan’s cost, execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

4	Waiver

4.1	Except to the extent otherwise expressly set forth in this Agreement, the rights and remedies of the Parties set forth herein or otherwise available at law or equity are cumulative and not alternative. No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorised officer of the waiving Party.

5	Entire agreement

5.1	This Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof.

5.2	Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement.

5.3	Nothing in this clause shall limit or exclude any liability for fraud.

6	Severance

6.1	Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and the Parties shall in good faith seek to agree on an alternative provision reflecting the intent of the Parties that is enforceable.

7	Counterparts

7.1	This Agreement may be executed in two or more counterparts, each of which shall contain the signature of the Parties and all such counterparts shall constitute one and the same agreement.

8	Third party rights

8.1	No person other than a party to this Agreement shall have any rights to enforce any term of this agreement.

9	Notices

9.1	All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by email or facsimile transmission (receipt verified), five (5) days after mailed by registered or certified air mail (return receipt requested), postage prepaid, or two (2) days after sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to OREXO, addressed to:

Orexo AB

Att: CEO

P.O. Box 303

SE-751 05 Uppsala

Sweden

Anders.Lundstrom@orexo.com

If to Strakan, addressed to:

Andrew McLean

Director

Strakan International Sarl

Galabank Business Park

Galashiels TD1 1QH

UK

Andrew.McLean@prostrakan.com

10	Governing law and jurisdiction

10.1	This Agreement (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of Sweden, without regard to the choice of law provisions thereof.

10.2	In the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, either Party may, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under clause 10.3 below to resolve any such dispute, a referral to such executives under this clause 10.2 shall be a mandatory condition precedent. Said designated offices are as follows.

For Orexo:	Chief Executive Officer

For Strakan:	Chief Executive Officer

10.3	In the event that they shall be unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled by binding arbitration as provided below.

10.4	Any arbitration proceeding shall be administered by the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be in Stockholm, Sweden. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties.

10.5	The procedures specified in this clause 10 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such action the Parties will continue to participate in good faith in the procedures specified in this clause 10.

This Agreement has been entered into on the date stated at the beginning of it.

For and on behalf of Strakan International S.à r.l

Date:

Signed by:

Full name:

Position:

For and on behalf of Orexo AB (publ)

Date:

Signed by:

Full name:

Position:

EXHIBIT 4

Landed Cost of Stock

ProStrakan: Abstral US formulation/presentation inventories

Inventories: The following sets out the current on hand Abstral US inventories by location, quantity, value and expiry date. Precise on hand quantities with warehouse location will vary slightly be day due to outbound shipments and reverse logistics flow.

There are two locations for finished goods:

1.	Cardinal Health SPS, Nashville TN (ProStrakan Inc Prewholesaler), this is a live warehouse, supporting sales, reported quantities will reduce with actual sales (on hand quantities reported as at month end February 2012)

2.

Exel Logistics (3rd party warehouse engaged by ProStrakan to store those inventories exceeding CII storage space at Cardinal), this is a static warehouse, will replenish Cardinal at the Cardinal re order point. ProStrakan have an Operational Services Agreement for Vault Services with Exel. This Agreement is effective as of 04/04/11 and remains effective until 03/04/13. The Agreement covers an allocation of 40, CII vault pallets spaces to ProStrakan, together with material receiving and outbound movements. Typical monthly costs are $16,750. This is based on a per pallet rate of $11.33/day.

There are two locations for Work In Progress Inventories (bulk tablets)

1.	Pii, Hunt Valley MD (ProStrakan selected ongoing manufacturer for bulk tablets)

2.	Sharp Corp, Allentown PA (ProStrakan contract packager)

A.	Finished Goods Inventories

	Exel Logistics
Pack ID	Lot	Expiry	Units (packs of 32 tabs)	Unit cost $	Value $
100x32	7305B	April 2014	3509	11.57
100x32	7305C	April 2014	5184	11.57

Total 100X32			8693		100,546

200X32	7306B	April 2014	3500	11.91
200X32	7306C	April 2014	5216	11.91

Total 200X32			8716		103,822

300X32	7386B	April 2014	3500	12.27
300X32	7386C	April 2014	5144	12.27

Total 300X32			8644		106,101

400X32	7307B	April 2014	7560	12.60
400X32	7307C	April 2014	2694	12.60

Total 400X32			10254		129,161

600X32	7308B	April 2014	7452	14.83

600X32	7308C	April 2014	5327	14.83

Total 600X32			12779		189,458

800X32	7309B	April 2014	10126	16.69
800X32	9751A	September 2014	3516	16.69

Total 800X32			13642		227,670

Total Exel			62728		856,758

	Cardinal Health
100X32	7305A	April 2013	2142	11.57
100X32	7305C	April 2014	3360	11.57

Total 100X32			5502		63,638

200X32	7306A	April 2013	2184	11.91
200X32	7306C	April 2014	3360	11.91

Total 200X32			5544		66,038

300X32	7386A	April 2013	2628	12.27
300X32	7386C	April 2014	3360	12.27

Total 300X32			5988		73,500

400X32	7307A	April 2013	2467	12.60
400X32	7307C	April 2014	3360	12.60

Total 400X32			5827		73,398

600X32	7308A	April 2013	2601	14.83
600X32	7308C	April 2014	3360	14.83

Total 600X32			5961		88,376

800X32	7309A	April 2013	2569	16.69

Total 800X32			2569		42,874

Total Cardinal			31391		407,824

Grand Total Abstral US Finished Goods			94,119		1,264,582

B.	Work In Progress Inventories

Sharp Corp
Strength	Expiry		Quantity/tablets	Value $
100	April 2014		449370	57,103
200	April 2014		448916	61,889
300	April 2014		450951	67,284
400	April 2014		405559	64,587
600	April 2014		0	0
800	September 2014		357095	102,541

Total Sharp			2111891	353,404

Pii (based on standard/expected batch yields)
100	March 2016	See note 1	1000000	123,000

100See note 2	March 2016	1000000	See note 2	123,000	See note 2, see note 3
200	March 2016	1000000		129,000	See note 3
300	March 2016	1000000		136,000	See note 3
400	March 2016	300000		42,600	See note 3
600	March 2016	200000		37,000	See note 3
800	March 2016	150000		34,200	See note 3

Total Pii		3650000		501,800
		4650000		624,800

Grand Total US WIP		5761891		855,204
(bulk tablets)		6761891	See note [2]	978,204	See note 2

Note 1:	Pii batches in validation March 2012, 4 year expiry is in place for US tablets and is expected to remain unchanged
Note 2:	2 batches of 100ug strength were made at Pii. The second batch will be made because the first batch had assay results in specification but towards the bottom end of specification. As all these Pii batches will go on stability, it is considered prudent to have a batch of 100ug that is at least middle of specification at stability set down.
Note 3:	Aliquots of Pii produced batches will be packaged at Sharp. Packaged quantities will be quantity sufficient for stability set down at Pii and not more, the balance of each batch will be maintained as bulk tablets.

EXHIBIT 5

Transition Plan

1	Costs. Chargebacks, credits, cost of returns and rebates that are addressed in Section III, below, shall not be considered Third Party Costs. A summary of costs is provided in Schedule 5-1.

2	Transition Services. The term “Transition Services” shall mean the following services:

2.1	Risk Evaluation and Mitigation Strategy (“REMS”). Strakan shall maintain the Product REMS program to meet all required FDA requirements as NDA holder including:

(a)	Preparation and timely submission of all REMS bridging and assessment reports to FDA

(b)	Preparation and timely submission of the first Transmucosal Immediate Release Fentanyl (“TIRF”) REMS assessment report to FDA

(c)	TIRF REMS Data Management and adverse event reporting system (“AERS”) monitoring

(d)	Protocol approval and pre-testing of the TIRF REMS survey

(e)	Management and operation of the TIRF REMS non-compliance program

(f)	Daily prescription adjudication, monitoring and enrollment issue resolution

(g)	The processing of adverse event (“AE”) reports for the REMS program

(h)	Maintenance of the Abstral call center and handling of all Product-related (e.g. REMS, Abstral) queries

(i)	Closed system project (enrollment of government programs into REMS)

(j)	Non-Compliance Project

(k)	Pay/process invoices from TIRF REMS vendors (I) Processing REMS-related final invoices

(m)	Development of the plan to remove ProStrakan and enable Orexo to be added as a sponsor on the REMS program at point of NDA assignment

(n)	TIRF REMS website management

(o)	Call center medical information including maintaining 1-888-ABSTRAL and education materials

(p)	Closed system materials and program operations materials

(q)	Patient Prescriber Agreement Form

(r)	All REMS business related matters

(s)	In addition, Strakan shall:

(i)	Copy Orexo on all reports, communications and correspondence, written and oral, related to the REMS

(ii)	Include Orexo in the closed system project subject in each case to Orexo being a member of the TRIG,

(iii)	In addition, Strakan shall be responsible for any termination fees or wind down costs associated with Strakans REMS management.

2.2	Commercial Operations. Strakan shall provide the following services:

(a)	Continue to fill customer orders and distribute Product as part of the normal course of business, including Product storage at the current third party logistics (“3PL”) vendors (Cardinal and Exel), order processing, Product distribution, returns processing and any required destruction of material.

(b)	Maintain all required licenses and agreements including:

(i)	All required State licenses (e.g., prescription drug wholesaler licenses and controlled substance registrations, as required in applicable States)

(ii)	All distributor agreements that are in place as of the Signature Date. Strakan will be responsible for any wind down costs associated with termination of the distributor agreements.

(iii)	All necessary federal licenses including the Drug Enforcement Administration (“DEA”) registrations

(iv)	Data processing through ValuCentric and Wolters Kluwer

(c)	In addition, Strakan shall:

(i)	Copy Orexo on all material communications and correspondence related to Abstral

(ii)	Provide Orexo with access to routinely-generated sales and/or other reports relating to Abstral, subject in each case to any applicable Third Party restrictions

2.3	Drug Safety. Strakan shall maintain its Drug Safety Team in the same manner as before the Signature Date, including:

(a)	Continue to maintain the Product call center and process all adverse events, product complaints and product inquiries in accordance with applicable standard operating procedures (“SOPs”) and FDA requirements

(b)	Prepare and submit periodic safety update reports (“PSURs”) to FDA

(c)	Review, evaluate and follow up as required by FDA and any other federal or state agency on AEs

(d)	Prepare any required AE reports for submission to FDA

(e)	In addition, Strakan shall:

(i)	Provide Orexo with monthly reports on AEs, product complaints, or product inquiries

(ii)	Copy Orexo on PSURS

2.4	Sales Force Operations.

(a)	Focus on the most critical customers (prescribers, key opinion leaders (“KOLs”), speakers and active accounts) as set forth below

(i)	Use best efforts to continue marketing to the approximately 153 key prescribers and influential persons listed in Schedule 5-2

(ii)	Perform at least bi-weekly face-to-face sales calls on the 76 prescribers listed in Schedule 5-2 where the Product is the first product discussed in the meeting (“Primary Position”)

(iii)	Perform at least one call per month on the non-prescribing KOLs and speakers listed in Schedule 5-2 with the Product in the Primary Position

(iv)	Use reasonable efforts to identify and call on a further 150 target prescribers who have expressed interest in the Product or have a high potential for prescribing the product in the next 6 months

(v)	Deliver approximately 3150 calls to target prescribers subject to such prescribers being in reasonable geographic locations. The final activities plan will be agreed by Strakan and Orexo.

(b)	Strakan’s obligations hereunder are subject to Strakan’s compliance requirements and the availability of the targeted health care professionals and compliance with applicable Law

(c)	Maintain an incentive compensation (“IC”) plan for the Product sales force as outlined below:

(i)	Sales representatives: $200/Rx over baseline (defined as the greater of (i) last 3 month rolling TRX average, or (ii) YTD TRX average) with a $2k/Qtr cap, plus 5% of all non-retail net sales over baseline (same definition), capped at $5k/Qtr. Contract sales force (15 FTE) is eligible for 50% of the payouts compared to a PSK sales representative

(ii)	District Managers, $75/Rx over entire district’s baseline (defined as the greater of (i) last 3 month rolling TRX average, or (ii) YTD TRX average) with a $3k/Qtr cap, plus 2.5% of all non-retail net sales over baseline (same definition) capped at $5k.

(iii)	Abstral sales continue to count toward President’s Club and Million Dollar Club in Strakans existing IC plan

(iv)	Maintain a compliance system that ensures all sales force operations are conducted in accordance with all applicable laws. -

2.5 Managed Care.

(a)	Maintain and manage performance of the United Healthcare contract

(b)	Maintain and process all rebates due under Medicaid and other federal and state government programs (VA, Tricare, etc)

(c)	Current team will continue its efforts to increase parity access versus competitive products

(d)	Continue “Strike Force” Operations

(e)	Consult with Orexo before introducing any new or committing to any terms, and entering or renewing any managed care agreements

(f)	In addition, Strakan shall

(i)	Allow Orexo to travel to accounts with the NAM team

(ii)	Allow Orexo access to National Accounts Director for discussion on strategies, tactics, customer response and overall disposition of contracts and contract discussions

(iii)	Allow Orexo final right of approval of all contracts, pricing, rebates, discounts, returns, or any other allowance

(iv)	Share pricing committee guidelines and minutes relating to Abstral

(v)	Allow Orexo to take over contracting functions as soon as Orexo deems practicable to take over that discrete function

2.6	Marketing. Strakan shall provide the following services:

(a)	Maintain the following activities:

(i)	Distribution, management and processing of Co Pay Cards and Vouchers

(ii)	Storage of all sales and marketing materials and displays

(iii)	Maintenance and management of website

(iv)	Honor any outstanding advertising commitments (if any) and work with Orexo to determine if any should be canceled

(v)	Lunch & Learn and speaker programs with targeted accounts and allow Orexo to attend as reasonably requested by Orexo

(b)	Work on transferring the following items to Orexo:

(i)	Placebos (if any)

(ii)	All market research materials and information

(iii)	List of KOLs and Speakers

(iv)	Training materials

(c)	Attendance and representation at American Society of Clinical Oncology (“ASCO”) and Multinational Association of Supportive Care in Cancer (“MASCC”)

(d)	Continue targeting ASCO activities and coordinate with Orexo to attend any pre conference meetings

(e)	Until notice is sent to FDA of the NDA transfer to Orexo, new, revised or changes in the use of Product promotional and marketing materials must be reviewed and approved by Strakan and Orexo prior to dissemination or change

2.7	Regulatory.

(a)	Transferring to Orexo the IND, NDA other FDA-related documents and information to label changes to be completed by 31 December 2012

(b)	Compile data and information for, and prepare, a supplement to the NDA (whether a changes-being-effected (“CBE”) or prior approval supplement (“PAS”)) for change in the Product manufacturer, and allow Orexo to review prior to submission where submission is being made prior to 31 December 2012 or supply Orexo with all materials relating to NDA supplement if submission occurs after 31 December 2012

(c)	Submit quarterly PSURs

(d)	Submit REMS assessment reports

(e)	Submit REMS bridging reports

(f)	Submit all required NDA post-approval reports (annual reports, Medwatch, Form FDA-2253s, etc.)

(g)	Submit any required DEA reports or State controlled substance reports

(h)	Send documents to Orexo prior to submission for review and approval

2.8	Finance. Strakan shall provide the following finance related services. The Parties recognize that the scope of the finance services may need to be appropriately adjusted by agreement of Orexo and Strakan when Orexo begins booking the Product sales.

(a)	Process all sales and continue to calculate royalty due under current agreement

(b)	Capture all relevant data for State Aggregate Spend reporting and potential Sunshine Act reporting

(c)	Continue to pay all vendors related to the Product

(d)	Recognize revenue until Orexo begins to book Product sales

(e)	Maintain all Commercial Insurance obligations in relation to sales of Abstral by Strakan.

2.9	Publications. Strakan shall continue to work on the following publications, in cooperation with Orexo:

(a)	International Association for the Study of Pain (“IASP”) abstract presentation

(b)	Abstral Dossier - work with Orexo to complete

(c)	MASCC poster presentation

(d)	Dissolution Manuscript

(e)	Any work in progress as of 31 December 2012 will be transitioned to Orexo to enable timely and orderly completion

2.10	Continuing Medical Education. Tailoring Opioid-Based Therapy for Persistent and Breakthrough Cancer Pain

2.11	Manufacturing.

(a)	Complete validation of Product validation batches 4 through 6, inclusive, (400,600,800) common blend

(b)	Complete Product validation batches 4, 5, 6

(c)	Incremental work (repeat validation batch 1 (100ug))

(d)	Delivery of final validation reports

(e)	Continue to pay for materials and testing (time and materials basis)

(f)	Continue performing all services, including any testing and storage, that are required for all ongoing and proposed Product stability studies

(g)	Initiate any new stability studies that are required by the approved stability protocol, FDA requirements, or planned Product/manufacturing changes

(h)	Contingency - validation batches release testing (repeat if outside 30 day window (packaging lead time))

(i)	Packaging of stability set down quantities

(j)	Maintain Product storage and pay related fees

(k)	Stability study on NCH produced validation batches - 18 month pull

(l)	Packaging of stability set down quantities at Sharps

(m)	Storage of 40 pallet spots of CII at Excel Logistics

(n)	At Orexo’s option (to be exercised in advance of the Transition Date), transfer to Orexo the Prostrakan-owned equipment at Pii and Sharp specific to the manufacture of Abstral at the then present net book value of such equipment

(o)	Orexo will need to work with PII to make DEA fentanyl quotas for 2013 and 2014. Strakan will work with Orexo to facilitate completion of Pii contract and submitting annual fentanyl citrate quota to needed Federal and/or State agencies

(p)	Adhere to all notice provisions to ensure vendor contracts are current through December 31, 2012

(q)	Work with Orexo to facilitate transfer of Sharp agreement (notice must be given by 1 June 2012)

3	Chargebacks, Credits Rebates, and Returns. It is the Parties’ intent that the Party that ultimately receives the benefit (books the sale) of a Product sale shall be responsible for paying any chargeback, credit, rebate or return (“Credits”) related to that sale and to process all aspects of the Credit (including, with regard to returns, cost of destruction). This Section III shall survive the expiration or termination of the Agreement.

3.1	Allocation of Responsibility by Product Lot. It is the Parties’ intent that only one Party book Product sales from each Product lot. Orexo shall be responsible for Credits resulting from Product units within the Product lots for which Orexo booked the sale, and Strakan shall be responsible for Credits resulting from Product units within the Product lots for which Strakan book the sale. In the event there is a Product lot for which both Parties have booked sales, the Parties shall work together in good faith to equitably allocate responsibility for the Credits for such a Product lot based on the benefit received by the respective Parties from the sale of such lot.

3.2	Prostrakan will be responsible for all other lots in the chain (3PL, Wholesaler, Pharmacy), prior to the Orexo Transition Date.

4	Additional Services. If during the Transition Period the Parties identify additional services not listed above and which are reasonably required by Orexo in order to transition to Orexo the commercialization of the Product in the Orexo Territory, the Parties will negotiate in good faith an amendment to this Transition Plan to include such services.

Schedule 5-1: Costs to be paid by the Parties.

Schedule 5-2

EXHIBIT 6

Agreed Form Novation Deed

Private & Confidential

DATED              2012

[CONTINUING PARTY]	(1)

and

STRAKAN INTERNATIONAL SARL	(2)

and

OREXO AB	(3)

DEED OF NOVATION

THIS DEED is dated [DATE]

PARTIES

(1)	[FULL COMPANY NAME] incorporated and registered in [TERRITORY] with company number [NUMBER] whose registered office is at [REGISTERED OFFICE ADDRESS] (“Continuing Party”).

(2)	Strakan International S.à r.l a limited liability company organised and existing under the laws of Luxembourg and having its principal place of business at Galabank Business Park, Galashiels TD1 1QH, UK (“Strakan”).

(3)	Orexo AB a limited liability company organised and exiting under the laws of Sweden and having its principal place of business at Virdins allé 32, Uppsala, Sweden (“Orexo”).

Each a “Party” and collectively, the “Parties”.

BACKGROUND

(A)	The Continuing Party and Strakan are party to a contract relating to Orexo’s proprietary product for pain treatment known as Abstral dated [DATE] (“Contract”), a copy of which is annexed to this deed.

(B)	Under a licence agreement dated 31 July 2008, Strakan was granted certain exclusive rights relating to Abstral (known at the date of signing as Rapinyl™) in respect of the United States of America, Canada and Mexico (“Rapinyl North America Licence Agreement”).

(C)	The Rapinyl North America Licence Agreement has been terminated by a subsequent agreement between Orexo and Strakan dated [DATE]. As a result, Strakan wishes to transfer all its rights, obligations and liabilities under the Contract to Orexo.

(D)	The parties have agreed that Strakan’s rights, obligations and liabilities under the Contract shall be novated to Orexo on the terms of this deed.

AGREED TERMS

1	Novation

1.1	Strakan transfers all its rights and obligations under the Contract to Orexo. Orexo shall enjoy all the rights and benefits of Strakan under the Contract, and all references to Strakan in the Contract shall be read and construed as references to Orexo.

1.2	Orexo agrees to perform the Contract and be bound by its terms in every way as if it were the original party to it in place of Strakan.

1.3	The Continuing Party agrees to perform the Contract and be bound by its terms in every way as if Orexo were the original party to it in place of Strakan.

2	Release of obligations and liabilities

2.1	The Continuing Party and Strakan release each other from all future obligations to the other under the Contract.

2.2	Nothing in this deed shall affect or prejudice any claim or demand that the Continuing Party or Strakan may have against the other under or in connection with the Contract arising before the date of this Deed.

3	Governing law and jurisdiction

3.1	This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the governing law of the Contract, without regard to the choice of law provisions thereof.

3.2	In the event of the occurrence of any dispute arising out of or relating to this Deed, including any question regarding its existence, validity or termination, any party may, by written notice to the other(s), have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If any Party desires to pursue resolution of such dispute under clause 3.3 below, a referral to such executives under this clause 3.2 shall be a mandatory condition precedent. Said designated offices are as follows.

For Continuing Party:	[INSERT]

For Orexo:	Chief Executive Officer

For Strakan:	Chief Executive Officer

3.3	In the event that they shall be unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled as provided in the Contract.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by [NAME OF
CONTINUING PARTY ] acting by	[SIGNATURE OF DIRECTOR]
[NAME OF DIRECTOR], a director,	Director
in the presence of:

[SIGNATURE OF WITNESS]
[NAME, ADDRESS [AND
OCCUPATION] OF WITNESS]

Executed as a deed by Strakan
International S.à r.l acting by	[SIGNATURE OF DIRECTOR]
[NAME OF DIRECTOR], a director,	Director
in the presence of:

[SIGNATURE OF WITNESS]
[NAME, ADDRESS [AND
OCCUPATION] OF WITNESS]

Executed as a deed by Orexo AB acting by [NAME OF DIRECTOR], a	[SIGNATURE OF DIRECTOR] Director
director, in the presence of:

[SIGNATURE OF WITNESS]
[NAME, ADDRESS [AND
OCCUPATION] OF WITNESS]

ANNEX

The Contract

EXHIBIT 7

Abstral Domain Names

abstral.com

abstralrems.com

remsabstral.com

Amendment

to

Termination and Asset Transfer

Agreement for Abstral® in the United States of America

between

OREXO AB

and

STRAKAN INTERNATIONAL SARL

(formerly known as Strakan International Limited)

This Amendment is made as of the 1st day of November, 2012 (“Effective Date”) by and between

1.	Orexo AB (publ), a limited liability company duly established and existing under the laws of Sweden and having its principal office at Virdings Allé 32 A, Uppsala, Sweden (“Orexo”), and

2.	Strakan International SARL, a limited liability company organized and existing under the laws of Luxembourg and having its principal place of business at Galabank Business Park, Galashiels TD1 1QH, UK (“Strakan”)

(each a “Party” and collectively, the “Parties”)

WHEREAS, the Parties have entered into a Termination and Asset Transfer Agreement dated 1st June 2012 (the “Termination Agreement”) whereby the Rapinyl North America Licence Agreement was terminated in relation to the Product in the United States of America. Mexico and Canada are governed by the Abstral RoW Agreement;

WHEREAS, the Parties have agreed to amend the scope and extend the term of the Transition Services through 30th June 2013 and to amend certain associated terms and conditions of the Termination Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1	Definitions

1.1 The definitions in the Termination Agreement shall have the same meaning in this Amendment, unless otherwise expressly agreed in this Amendment.

2	Amendments

2.1 The date “31st December 2012” is replaced with “30th June 2013” in the following sections: Sections 1.40, and 4.6, as well as in the following sections in Exhibit 5 (Transition Plan): Section 2.7 (all three places), and 2.11. The date “December 24th 2012” in Schedule 5-1 is replaced with “June 30th 2013”.

2.2 The Transition Plan in Exhibit 5 is amended as follows:

(i)	Section 2.4 (Sales Force Operations) is deleted.

(ii)	Section 2.5 (Managed Care) subparagraph (c) is deleted.

(iii)	Section 2.6 (Marketing) subparagraphs a, i (as it pertains to vouchers), iv, and v as well as subparagraphs c and d are deleted.

(iv)

Section 2.11 (Manufacturing) is deleted except for subparagraphs (j), (m) (until April 3, 2013), (n) and (o). With respect to the storage agreement with Excel Logistics, Inc., Strakan shall have no further obligations under that

2

agreement after April 3, 2013 and Orexo shall be responsible for any costs, fees, or penalties associated with the storage and transfer of inventory, of the drug product due to the expiration or termination of the storage agreement with Excel Logistics, Inc. consistent with Section 6.1 of the Termination Agreement and subject to Section 3.5 below. Orexo shall be responsible for any such costs arising from Third Party Agreements covering “Essential” costs included in Schedule 5-1.

(v)	Section 2.9 (Publications) is deleted.

(vi)	Section 2.10 (Continuing Medical Education) is deleted.

(vii)	An Updated Schedule -1 (Budget) for the extended Transition Period is attached hereto as Appendix 1.

2.3 Section 4.3 is deleted and replaced with the following, wording: “Subject to Section 6.2, during the period beginning on the Signature Date and ending on the Transition Date or, if Orexo begins to book sales prior to 30th June 2013, as long as requested by Orexo but not beyond 30th June 2013 (“the Transition Period”) Strakan agrees to provide the Transition Services to Orexo in accordance with the Transition Plan. Notwithstanding the foregoing, in the event that Orexo begins to book sales prior to 30th June 2013, all applicable Third Party Agreements shall be assigned to Orexo or terminated (as the case may be) as determined by Strakan and in consultation with Orexo, and Orexo shall be responsible for any penalties associated with any such assignment or termination of those Third Party Agreements covering “Essential” costs included in schedule 5-1. Strakan will negotiate in good faith with the respective Third Party vendors to eliminate or reduce payment of an such penalties.”

Strakan shall be responsible for its costs and all Third Party costs incurred by Strakan in connection with the provision of the Transition Services and as described in the Transition Plan except that Orexo will reimburse Strakan for:

(i)	the Third Party costs incurred by Strakan identified as “Essential” costs as listed in the attached Updated Schedule 5-1 relating to the period after 30 September 2012;

(ii)	the Third Party costs incurred by Strakan identified as “Non-Essential” costs as listed in the attached Updated Schedule 5-1 relating to the period after 30 September 2012 and through the notice of termination period; and

(iii)	any cancellation fees for early termination of the “Non-Essential” activities. Strakan will negotiate in good faith with the respective Third Party vendors to eliminate or reduce payment of any such fees.

Strakan agrees that Orexo shall have no obligation to reimburse the costs incurred by Strakan identified as “Overhead” costs as listed in the attached Updated Schedule 5-1 relating to the period after 30 September 2012. The parties agree that these “Overhead” costs (ie, 3PL storage, order processing fees, distribution fees, state license fees, government rebate processing fees) as provided in the Updated Schedule 5-1 shall be deducted from Net Sales before calculating the Royalty Payment. Notwithstanding the foregoing, in the event that the “Overhead” costs exceed Net Sales, Strakan shall have no obligation to make Royalty Payment and Orexo agrees to reimburse Strakan for the excess amount.

3

Notwithstanding anything to the contrary herein or in the Transition Plan, the annual establishment and product user fees payable in 2012 shall be proportioned between the Parties such that Strakan bears the cost of such fees to the extent such fees relate to the period when Strakan books the sales and Orexo bears the remaining part of said user fees. Orexo shall bear the costs of the annual establishment and product user fees payable in 2013 and thereafter.

2.4 A new Section 4.13 is added as follows: “For clarity, nothing herein shall restrict Orexo from activities during, the Transition Period to facilitate agreements between Strakan and Medicare, Medicaid, Group Purchasing Organizations, Managed Care Organizations and similar organizations provided that Orexo shall consult with Strakan in respect of such activities provided that Orexo shall have no right to legally bind Strakan under any such agreements without the prior consent of Strakan which consent shall not be unreasonably withheld. If requested by Orexo, Strakan will respond with comments on the dossiers and publications no later than five (5) business days.”

3	Miscellaneous/Additional Provisions:

3.1 This Amendment shall constitute an integrated part of the Termination Agreement and all the other provisions not amended in this Amendment shall remain effective. In case of any inconsistency between the provisions of the Termination Agreement and this Amendment, the latter shall prevail.

3.2 This Amendment shall become effective upon the date of the last Party’s signature to this Amendment.

3.3 Each Party hereby releases and discharges the other from all claims or demands under or in connection with the Transition Services provided in Exhibit 5 (Transition Plan) of the Termination Agreement including without limitation claims for negligence, whether arising before or on the Effective Date of this Amendment, in each case whether known or unknown to the releasing Party. For avoidance of doubt, the foregoing is not intended to limit or amend, the Parties indemnity obligations under the Termination Agreement.

3.4 The parties agree that Strakan will lead the preparation of and draft the supplement to FDA for approval of PII as manufacturing site and provide the initial draft of the supplement to Orexo for review and approval no later than December 30, 2012 prior to submission to the FDA. In the event that Orexo provides comments to the draft submission, Strakan shall include any such comments into the supplement submission provided any such inclusion is consistent with applicable laws and regulations. The parties agree to use best effort to agree on the overall strategy for FDA submission. Orexo agrees to provide their comments, if any, to the initial supplement draft to Strakan, no later than ten (10) business days after receipt of the initial supplement draft from Strakan. The Parties will discuss such comments in good faith. Strakan shall submit the final supplement to the FDA no later than January 31, 2013. Upon submission to the FDA and until the end of the Transition Period and thereafter, Orexo shall be responsible for obtaining the final approval of the supplement from the FDA including, but not limited to, responding timely to inquiries from the FDA, submission of modifications, supplements, amendments, and attachments. Any communications with FDA shall be submitted by Strakan during the Transition Period, and any such communications will take place directly between Orexo and FDA following transfer of NDA to Orexo on or before June 30, 2013.

4

Orexo will be responsible for any Third Party costs associated with securing FDA approval of the supplement. Strakan agrees to be collaborative in supporting Orexo obtain FDA approval of the supplement during the Transition Period.

3.5 The parties acknowledge that the storage agreement between ProStrakan and Excel Logistics for the storage of the drug product will expire on April 3, 2013. Orexo shall be responsible for securing the storage of the drug product after expiration of the Excel Logistics agreement including the costs associated with the transfer of the drug product in accordance with Section 6.1 of the Termination Agreement. Section 6.1 of the Termination Agreement shall be modified as follows:

Orexo’s right to purchase Strakan’s Stock shall start upon the expiration date of the Excel Logistics Agreement (April 3, 2013), rather than when Orexo starts to book the sales of Product, as currently provided in Section 6.1. Further, Orexo’s written request to purchase selected part of the Stock shall be made no later than thirty (30) days prior to the expiration of the Excel Logistics Agreement (April 3, 2013), rather than ten (10) days prior to the date on which Orexo begins to book sales of Product.

3.6 Strakan represents and warrants to Orexo to comply with the applicable reporting obligations related to the Sunshine Act for its promotional activities that occurred in 2012. Orexo shall be responsible for complying with the reporting obligations under the Sunshine Act for any applicable activities in 2013.

[SIGNATURE PAGE FOLLOWS ON THE NEXT PAGE]

5

[SIGNATURE PAGE TO AMENDMENT TO TERMINATION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below. This Amendment has been executed in two (2) copies, of which each party has taken one.

OREXO AB (publ)		STRAKAN INTERNATIONAL SARL

By:	/s/ Anders Lundstrom	By:	/s/ Andrew McLean
Name:	Anders Lundstrom	Name:	Andrew McLean
Title:	CEO	Title:	Director
Date:		Date:

6

APPENDIX 1

Updated Schedule 5-1: Costs to be paid by the Parties. {Updated 10.24.12}

Activity	Updated Cost Projection for Q4	Essential [Orexo will reimburse effective October 1, 2012]	Overhead [PSK will pay]	Non-Essential [PSK will terminate immediately and Orexo to reimburse for any cancellation fees]

TIRF REMS Operations and Prescription Monitoring	$30,000/Q	X

TIRF REMS Survey Launch, Reports, Assessment Reports, Data Management and AERS Monitoring	$12,099.12/Q	X

Closed system project (enrollment of government programs into REMS)	$10,500/Q	X

McKesson Non-Compliance Project Development	Development Cost: $24,712.50/Q

	Non-Compliance Project Report: $4,000 (one-time fee) plus $2,262/Q (recurring charge)	X

REMS Anti-Trust Counsel	$6,749/Q
X

7

- This would include product storage at 3PL, order processing, product distribution and returns processing	Approx $30,000/Q
	(Monthly/$10, 000)	X [PSK will pay and the cost will be deducted from Royalty Payment calculation.

- State Licenses (30 pharmaceutical licenses and 7 Controlled substance licenses) (Portion allocated to Abstral)	$18,158/Q [license fee] $2,000/Q [license renewal service]	X [PSK will pay and the cost will be deducted from Royalty Payment calculation.

- All distributor agreements ProStrakan specific, NOT product)(Portion allocated to Abstral)	$20,000/Q	X [PSK will pay and the cost will be deducted from Royalty Payment calculation.

- Data processing through ValuCentric and Wolters Kluwer (portion allocated to Abstral)	-$7,500/Q [ValuCentric Wholesale Data] -$59,375/Q [WK Data] - $24,418/Q [WK AMA Fees for Data]		X [PSK recommends terminating this service - Orexo to pay for any costs associated with early termination, if applicable]

8

- $ 24,787/Q [ArchiTech- data warehouse processing] - $ 26,325/Q [Synergistic - Sales CRM] TOTAL: $142,405

Continue to maintain call center for the appropriate handling of all Adverse events	Approx $30,000/Q	X

Incentive Compensation	Approx. $25,000/Q
X

Maintain and process all rebates due under Medicaid and other core government programs (VA, Tricare, etc)	PharmaMetrics rebate processing fees are $17,310/Q		X [PSK will pay and the cost will be deducted from Royalty Payment calculation.

- Distribution and processing of Co Pay Cards and Vouchers [Vouchers discontinued per Orexo]		X, in part
	$9,000/Q [Transaction and Redemption Fee] $12,600/Q [Admin Fee]	[Voucher program has been terminated per Orexo. Co-Pay cards will continue until expire] Orexo will reimburse for fees until co-pay expire]

9

- Storage of all materials and displays until transfer	Approx. $4,000/Q	X

- Lunch & Learn and speaker programs with targeted accounts	(4 L&L per month per rep : $96,000) (2 L&L per month per flex rep: $18,000) TOTAL: $114,000		X [L&L and Speaker Programs have terminated per Orexo]

Transfer the following items to Orexo:	Data Room/Knipper	See storage of materials and displays above

- Placebos	Knipper	X

- Market research materials	Data Room/ Knipper	X

- List of KOLs and Speakers	Data Room/ Knipper	Dataroom

- Training materials	Data Room/ Knipper	X

ASCO	PSK paid	Completed

Abstral Dossier	$10,778
	Original Estimate from CHC Feb. 23, 2012: $16,088 PSK paid $13,071 of the Original Estimate.	X [PSK recommends discontinuing Dossier - Orexo will take over per Orexo 10/22/12].

10

CHC is charging an additional $7,761 to deliver completed Dossier due to Orexo’s request for further revisions/comments.

Final Dossier to be delivered by Nov. 16, 2012.

Total Balance Due to CHC: $10,778

MASCC poster presentation - Project completed		Completed

REMS commentary	$5,500 [PSK agreed to pay the additional $5,500]	Completed

Abstral review article	$17,750

	Original Cost estimate for article is $17,750. Anticipate project completion by EOY. Orexo provided comments on manuscript.	X [PSK recommends discontinuing article - Orexo to take over per Orexo 10/22/12]

11

TIRF review article	$17,750 [Due upon submission, awaiting final author approval to submit manuscript]		X [PSK recommends immediate termination]

Dissolution Manuscript		Completed

IND and NDA transfer - To be completed by December 24th 2012

Prior Approval Supplement for Change in Manufacturer

Submit Quarterly PSUR

Submit REMS Assessment Report

Submit REMS Bridging Report

Submit Quarterly PSUR	Approx. $2,000 [Submission] Approx. $7,000 (onetime preparation fee)	X

Submit REMS Assessment Report	Approx. $3,000	X

Commencement of Abstral validation batches 4-6 inclusive (400,600,800) common blend	Completed

12

Completion of Abstral validation batches 4, 5, 6	Completed

Incremental work (repeat validation batch 1 (100ug))	Completed

Delivery of validation Report	Completed

Materials and testing (time and materials basis)	Completed

6 month stability study (packaged lots), Engineering batches, 6 month pull	[6 month pull point is completed] Stability Study On-going at Pii for 9, 12, 18, 24, 36 & 48 months pull points.	X [See Contract with Pii regarding on- going stability study costs]

Contingency - Validation batches release testing (repeat if outside 30 day window (packaging lead time)	Completed

Validation batches stability set down	Completed

18 month pull	Completed

Packaging of stability set down quantities	Completed

Storage - 40 pallet spots CII, monthly fee	$16,770/per month Contract with Vendor will expire April, 2013	X

13

QPharma (Aggregate Spend)	$624/Q	X

Cover My Meds (Online System for Prior Auth)	$750/Q	X

MMR (Medicare/Medicaid Support)	$13,200/Q	X

MMIT (Formulary Compass)	$6,129/Q		X

Zitter (Managed Market Research, Competitive Data)	$4,938/Q		X

Abstral.com	$2,000/Q [includes only minor changes if needed 2-3 hours for design	X

1-888-Abstral	$6,000/Q	X

14

Exhibit 1.01(ii)

Seller’s Knowledge Individuals

1.	Nikolaj Sorensen

2.	Carl-Johan Blomberg

3.	Thomas Lundqvist

4.	Sofia Mogensen

5.	Åsa Holmgren

6.	Cecilia Coupland

2

Exhibit 2.01(a)(i)(A)

Transferred Marks

US Trademark Reg No 3,563,010 (“ABSTRAL”)

3

Exhibit 2.01(a)(i)(B)

Transferred Copyrights

None.

4

Exhibit 2.01(a)(ii)

Transferred FDA Permits

None.

5

Exhibit 2.01(a)(iii)

Transferred State Permits

None.

6

Exhibit 2.01(a)(iv)

Transferred Contracts

1. Transfer Agreement

2. Agreement for the Manufacture Process Validation Batch of Abstral for the 400, 600, and 800mcg Bulk Tablets by and between Pharmaceutics International, Inc. and Seller, dated as of November 13, 2012, and work orders thereunder.

3. Proposal for Revision of the Draft AMCP Format-compliant Dossier for Abstral, by and between Formulary Resources, LLC and Seller, dated as of October 24, 2012.

4. Trade Mark Assignment from Strakan in favor of Seller, dated as of September 17, 2012.

7

Exhibit 3.01(b)(ii)

Form of Bill of Sale

[See Attached]

8

EXECUTION VERSION

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) dated as of March 15, 2013, is made by and between Orexo AB, a public limited company organized and existing under the laws of Sweden (“Seller”), and Galena Biopharma, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not otherwise defined in this Bill of Sale shall have the meanings set forth in that certain Asset Purchase Agreement, of even date herewith, by and among Seller and Purchaser (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement (the terms of which, including all Schedules and Exhibits thereto, being incorporated herein by this reference), Purchaser has agreed to purchase and acquire, from Seller, and Seller has agreed to sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in, to and under all of the Acquired Assets, free and clear of all Liens, upon the terms and subject to the conditions of the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the Purchase Price and the mutual covenants set forth in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which Seller and Purchaser hereby acknowledge, and subject to the terms and conditions of the Purchase Agreement:

1) In accordance with and subject to all of the terms and conditions of the Purchase Agreement, Seller by this Bill of Sale hereby grants, sells, assigns, conveys, transfers and delivers to, and vests in Purchaser, to have and to hold forever unto Purchaser, its successors and permitted assigns, forever, effective as of the date hereof, all of Seller’s right, title and interest, legal and equitable, in and to the Acquired Assets (other than the Transferred Contracts) (the assets to be conveyed hereunder the “Bill of Sale Assets”) free and clear of all Liens. Notwithstanding anything to the contrary contained herein, Seller shall not be obligated to sell, convey, assign, transfer or deliver, nor does Seller sell, convey, assign, transfer or deliver pursuant hereto, any of the Excluded Assets, and Seller shall retain all right, title and interest in and to the Excluded Assets.

2) This Bill of Sale is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and pursuant to, the Purchase Agreement, and nothing contained in this Bill of Sale shall (i) itself modify, amend, extend or alter (nor shall it be deemed or construed as modifying, amending, extending or altering) any of the provisions of the Purchase Agreement or (ii) itself limit, or be deemed or construed to limit, any of the rights, duties or obligations of Seller or Purchaser under the Purchase Agreement in any manner whatsoever.

3) Each party hereby acknowledges that the other party is making no representation or warranty, express or implied, with respect to the Bill of Sale Assets being conveyed hereby, other than those set forth in the Purchase Agreement.

4) All notices and other communications to be given under the terms of this Bill of Sale or which any of the parties desire to give hereunder shall be in writing and shall be made in accordance with the Purchase Agreement notice provisions.

5) This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6) This Bill of Sale may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all such counterparts shall together constitute but one document.

7) This Bill of Sale (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of Sweden, without regard to the choice of law provisions thereof.

————THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK————

IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Bill of Sale as of the date first above written.

SELLER:

OREXO AB

Name:
Title:

PURCHASER:

GALENA BIOPHARMA, INC.

Name:
Title:

SIGNATURE PAGE TO BILL OF SALE

Exhibit 3.01(b)(iii)

Form of Assignment and Assumption Agreement

[See Attached]

9

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) dated as of March 15, 2013, is made by and between Orexo AB, a public limited company organized and existing under the laws of Sweden (“Seller”), and Galena Biopharma, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not otherwise defined in this Assignment and Assumption Agreement shall have the meanings set forth in that certain Asset Purchase Agreement, of even date herewith, by and among Seller and Purchaser (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement (the terms of which, including all Schedules and Exhibits thereto, being incorporated herein by this reference), Seller has agreed to assign to Purchaser all of Seller’s right, title and interest in and to the Purchased Assets, and Purchaser has agreed to assume from Seller, the Assumed Liabilities, upon the term and subject to the conditions of the Purchase Agreement;

WHEREAS, Purchaser and Seller now desire to evidence and effectuate the assumption by Purchaser of the Assumed Liabilities and all of Seller’s rights, title and interest to (i) the Transferred Contracts, and (ii) the goodwill set forth in Section 2.01(a)(i) of the Purchase Agreement (together, the “Assigned Assets”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Purchase Agreement, Seller and Purchaser hereby agree as follows:

1. Seller hereby assigns, transfers and conveys to Purchaser, and Purchaser hereby takes assignment and transfer of and assumes from Seller, all of Seller’s rights, title and interest (as applicable) in and to the Assigned Assets. Notwithstanding the foregoing, Seller does not assign or transfer any agreement or contract or any claim of right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or violation thereof.

2. Purchaser hereby assumes and agrees to pay, perform, fulfill and discharge when due, the Assumed Liabilities.

3. Notwithstanding anything to the contrary in this Assignment and Assumption Agreement, the Purchase Agreement or in any other document delivered in connection herewith or therewith, the Assumed Liabilities expressly exclude the Excluded Liabilities (such Excluded Liabilities to remain the sole responsibility of Seller).

4. This Assignment and Assumption Agreement may be executed in counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

5. This Assignment and Assumption Agreement is being executed and delivered pursuant and subject to the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment and Assumption Agreement, the terms of the Purchase Agreement shall govern.

6. The Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. This Assignment and Assumption Agreement (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of Sweden, without regard to the choice of law provisions thereof.

8. If any term or other provision of this Assignment and Assumption Agreement shall be held invalid or unenforceable, the remainder of this Assignment and Assumption Agreement shall not be affected.

9. This Assignment and Assumption Agreement may not be amended or altered except by a written instrument executed by Seller and Purchaser.

————THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK————

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

SELLER:

OREXO AB

Name:
Title:

PURCHASER:

GALENA BIOPHARMA, INC.

Name:
Title:

3

Exhibit 3.01(b)(iv)

Form of Trademark Assignment Agreement

[See Attached]

10

EXECUTION VERSION

TRADEMARK ASSIGNMENT AGREEMENT

This TRADEMARK ASSIGNMENT AGREEMENT (this “Trademark Assignment Agreement”) dated as of March 15, 2013, is made by and between Orexo AB, a public limited company organized and existing under the laws of Sweden (“Assignor”), and Galena Biopharma, Inc., a Delaware corporation (“Assignee”). Capitalized terms used but not otherwise defined in this Trademark Assignment Agreement shall have the meanings set forth in that certain Asset Purchase Agreement, of even date herewith, by and among Assignor and Assignee (as may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

WITNESSETH:

WHEREAS, Assignor owns the Transferred Trademarks (as defined below);

WHEREAS, pursuant to the Purchase Agreement (the terms of which, including all Schedules and Exhibits thereto, being incorporated herein by this reference), Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to the Transferred Trademarks;

WHEREAS, pursuant to the Purchase Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, the Transferred Trademarks.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Purchase Agreement, Assignor and Assignee hereby agree as follows:

1.	Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee any and all rights, title and interests Assignor holds in and to the trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations of Assignor set forth on Exhibit A, together with all extensions and renewals thereof (the “Transferred Trademarks”), and any and all goodwill connected with and symbolized by, in, to and under the Transferred Trademarks, together with all rights to collect royalties, profits and proceeds in connection with any of the foregoing and all rights to sue for past, present or future infringement, misappropriation or other violation of the foregoing, and all rights to recover damages or lost profits in connection therewith.

2.	Assignor hereby authorizes and requests the Patent and Trademark Office officials in all countries and jurisdictions throughout the world, including the United States of America, to record this Trademark Assignment Agreement and to issue trademarks based upon pending applications included in the Transferred Trademarks to Assignee of Assignor’s entire right, title and interest in and to the same.

3.	This Trademark Assignment Agreement may be executed in counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

4.	This Trademark Assignment Agreement is being executed and delivered pursuant and subject to the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Trademark Assignment Agreement, the terms of the Purchase Agreement shall govern.

5.	This Trademark Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.	This Trademark Assignment Agreement (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of Sweden, without regard to the choice of law provisions thereof.

7.	If any term or other provision of this Trademark Assignment Agreement shall be held invalid or unenforceable, the remainder of this Trademark Assignment Agreement shall not be affected.

8.	This Trademark Assignment Agreement may not be amended or altered except by a written instrument executed by Assignor and Assignee.

————THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK————

IN WITNESS WHEREOF, the Assignor and Assignee hereto have caused this Trademark Assignment Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:

OREXO AB

Name:
Title:

ASSIGNEE:

GALENA BIOPHARMA, INC.

Name:
Title:

Signature Page to Trademark Assignment Agreement

Exhibit A

Transferred Trademarks

US Trademark Reg No 3,563,010 (“ABSTRAL”)

Exhibit 3.01(b)(v)

Form of License Agreement

[See Attached]

11

DECHERT DRAFT March 7, 2013

EXHIBIT A

Licensed Patents

United States Patent Number 6,759,059

United States Patent Number 6,761,910

United States Patent Number 7,910,132

EXECUTION VERSION

Seller Disclosure Schedules

This Seller Disclosure Schedule (this “Seller Disclosure Schedule”) is the disclosure schedule referred to in the Asset Purchase Agreement (the “Agreement”), dated as of March 15, 2013, by and between Orexo AB, a public limited company organized and existing under the laws of Sweden (“Seller”), and Galena Biopharma, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

This Seller Disclosure Schedule has been arranged in sections corresponding to each representation and warranty set forth in Article V of the Agreement. Any item listed or referred to in any section or subsection of this Seller Disclosure Schedule will be deemed to be incorporated by reference into each other section or subsection of any representation and warranty in such Article V where it is reasonably apparent that such disclosure would be applicable to such other section or subsection.

This Company Disclosure Letter is qualified in its entirety by reference to the specific provisions of the Agreement and is not intended to constitute and shall not constitute representations, warranties or covenants of the Company.

Schedule 5.02(a)

Third Party Consents

None.

Schedule 5.02(b)

Governmental or Regulatory Approvals

None.

Schedule 5.03

Acquired Assets

Strakan owns or has rights to the Strakan Assets.

Schedule 5.05

Intellectual Property

(a) None.

(b) US Patent Number 6,761,910 (the “910 Patent”) is subject to the following claim and litigation:

Civil Action No. 3:11-cv-03788 (FLW)(LHG) Mylan Pharmaceuticals Inc. and Mylan Inc. (collectively “Mylan”) vs Orexo AB in the United States District Court for the District of New Jersey

In a Paragraph IV Certification (ANDA) case commenced on 30 June 2011 Mylan claims that the 910 Patent is invalid and unenforceable and that Mylan’s generic version of Edluar does not infringe the 910 Patent. Edluar contains zolpidem as the active ingredient and has been licensed to Meda AB for the United States.

(c) US Patent Number 6,761,910 is subject to the following:

1. In a license agreement dated 14 April 2008, Orexo AB has granted Meda AB the exclusive rights to make, have made, use and sell Edluar (zolpidem including all solvates, prodrugs, salts, isomers, hydrates and esters thereof) under the 910 Patent.

2. In a license (settlement) agreement dated 21 February 2011, Orexo AB and Meda AB have granted Par Formulations, Pvt. Ltd a non-exclusive license under the 910 Patent to make, use, sell offer to sell, import , and distribute its generic Edluar from 1 January 2017 until the expiry of the 910 Patent. Under certain circumstances the Entry Date may be earlier.

3. After the Closing, Orexo AB will retain all rights under the 910 Patent not granted to Purchaser under the License Agreement, including the rights to make, have made, use, and sell products containing active ingredients other than fentanyl, and may exercise such rights at its discretion.

Schedule 5.07

Litigation

See Schedule 5.05(b).

113